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Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

By and Among

Link Energy LLC
Link Energy Limited Partnership
Link Energy Pipeline Limited Partnership
Link Energy Canada Limited Partnership
and
Link Energy Canada Ltd
(as Link Parties)
 and

Plains All American Pipeline, L.P.
Plains Pipeline, L.P.
and

Plains Marketing, L.P.
(as Plains Parties)

March 31, 2004

i

5.	Pre-Closing Covenants		25
	(a)	Regulatory Filings; General	25
	(b)	Notices and Consents	25
	(c)	Operation of Business	26
	(d)	Access	28
	(e)	Notice of Developments	28
	(f)	Casualty Loss	28
	(g)	Pro Forma Financial Statements.	29
	(h)	[Intentionally Omitted]	29
	(i)	Ownership of Equity Interests	29
	(j)	No Solicitation	29
	(k)	[Intentionally Omitted]	30
	(l)	Transition Information	30
	(m)	Permitted Actions	30
	(n)	[Intentionally Omitted]	31
6.	Closing and Post-Closing Covenants		31
	(a)	General	31
	(b)	Litigation Support	31
	(c)	Employment Matters	31
	(d)	Further Assurances	34
	(e)	Pro Forma Financial Statements.	34
	(f)	Use of Link Energy's Name and Website	34
	(g)	Delivery of Records; Access to Files	35
	(h)	Access	35
	(i)	[Intentionally Omitted]	35
	(j)	[Intentionally Omitted]	35
	(k)	Release	35
	(l)	Confidentiality	35
7.	Conditions to Obligation to Close		36
	(a)	Conditions to Obligation of the Plains Parties	36
	(b)	Conditions to Obligation of the Link Parties	37
8.	Remedies for Breaches of this Agreement and the Plan of Merger		38
	(a)	Disclaimers	38
	(b)	Survival of Representations, Warranties and Covenants	38
	(c)	Indemnification Provisions for Benefit of the Plains Parties	39
	(d)	Indemnification Provisions for Benefit of the Link Parties	39
	(e)	Matters Involving Third Parties	39
	(f)	Specific Performance	39
	(g)	Limitation on Damages	39
	(h)	[Intentionally Omitted]	39
9.	Termination		40
	(a)	Termination of Agreement	40
	(b)	Effect of Termination	41

ii

10.	Tax Matters		41
	(a)	[Intentionally Omitted]	41
	(b)	Cooperation on Tax Matters	41
	(c)	Certain Taxes	41
	(d)	Confidentiality	41
	(e)	[Intentionally Omitted]	41
	(f)	Purchase Price Allocation	41
	(g)	[Intentionally Omitted]	42
	(h)	Closing Tax Certificate	42
11.	Miscellaneous		42
	(a)	Press Releases and Public Announcements	42
	(b)	Intentionally Omitted	42
	(c)	No Third-Party Beneficiaries	42
	(d)	Entire Agreement	42
	(e)	Succession and Assignment	42
	(f)	Counterparts	43
	(g)	Headings	43
	(h)	Notices	43
	(i)	Governing Law, Jurisdiction and Venue	44
	(j)	Amendments and Waivers	44
	(k)	Severability	44
	(l)	Fees and Expenses	44
	(m)	Construction	45
	(n)	Subrogation	45
	(o)	Time is of the Essence	45
	(p)	Joint Liability	45

iii

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of March 31, 2004, is by and among Link Energy LLC, a Delaware limited liability company ("Link"), Link Energy Limited Partnership, a Texas limited partnership ("LELP"), Link Energy Pipeline Limited Partnership, a Texas limited partnership ("LEPLP"), and Link Energy Canada Limited Partnership, a Delaware limited partnership ("LECLP"), Link Energy Canada Ltd, an Alberta corporation ("Link Canada", and collectively with Link, LELP, LEPLP and LECLP, the "Link Parties"), and Plains All American Pipeline, L.P., a Delaware limited partnership ("Plains"), Plains Pipeline, L.P., a Texas limited partnership ("PPLP"), and Plains Marketing, L.P., a Delaware limited partnership ("PMLP", and together with Plains and PPLP, the "Plains Parties"). The Link Parties and the Plains Parties are sometimes referred to collectively herein as the "Parties" and individually as a "Party." LELP and LEPLP are sometimes referred to collectively herein as the "Link Constituent Parties". PPLP and PMLP are sometimes referred to collectively herein as the "Plains Constituent Parties". The Plains Constituent Parties and the Link Constituent Parties are sometimes referred to collectively herein as the "Constituent Parties".

        This Agreement contemplates a transaction in which (i) the Constituent Parties will be merged, with the result that all of the Crude Oil Business Assets (as defined herein) and all of the Plains Allocated Liabilities (as defined herein) owned or held by the Link Constituent Parties will be allocated to and vested in the Plains Constituent Parties, upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger (as defined herein), and (ii) Link Canada, LECLP, Plains Canada and PMC (as defined herein) will consummate the Canadian Asset Sale (as defined herein), with the result that all of the Crude Oil Business Assets and all of the Plains Allocated Liabilities owned by Link Canada and LECLP will be purchased and assumed by Plains Canada and PMC, upon the terms and subject to the conditions set forth in this Agreement.

        In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    Definitions.    "Ad Valorem Tax Liability" has the meaning set forth in the Plan of Merger.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, settlements, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, Obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Affiliate" has the meaning set forth in the Plan of Merger.

        "Alternative Proposal" means any proposal or offer from any Person relating to (i) the acquisition, directly or indirectly, of assets or businesses that generate 15% or more of the consolidated net revenues or net income of Link and its subsidiaries, taken as a whole, or constitute more than 15% of the assets of Link and its subsidiaries, taken as a whole, (ii) the acquisition, directly or indirectly, of beneficial ownership of any class of equity securities of Link or any of its subsidiaries equal to or greater than 15% of the number of such securities outstanding before such acquisition, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Link or any of its subsidiaries pursuant to which any Person or the equityholders of any Person acquire beneficial ownership of any class of equity securities of Link or any of its subsidiaries or of any resulting parent company of Link equal to or greater than 15%, in each case other than the transactions contemplated in this Agreement and in the Plan of Merger and whether in a single transaction or a series of related transactions.

        "Audited Financial Statements" means the audited financial statements of Link and its subsidiaries on a consolidated basis for the ten month period ended December 31, 2003, the two month period ended February 28, 2003 and the years ended December 31, 2002 and December 31, 2001.

        "Available Employees" means the employees of Link and Link Canada as of the date of this Agreement (such employees and the management of Link and Link Canada being listed on Schedule 2(f)(vi)), together with all additional employees of Link and Link Canada hired after the date of this Agreement in accordance with the terms hereof (such additional employees of Link and Link Canada being listed on a supplemental Schedule 2(f)(vi) provided by Link to Plains no less than one day prior to the Closing Date). Notwithstanding the foregoing, the term Available Employee shall not include individuals (if any) who are either (i) employed primarily in connection with the business conducted with respect to the MTBE Facilities and Business or the NGL Facilities and Business, (ii) on a long-term disability on the Closing Date or (iii) the Excluded Executives.

        "Base Purchase Price" means $273,500,000.

        "BP Agreement" means that certain Throughput and Deficiency Agreement dated as of April 15, 2003 between EOTT Energy Pipeline Limited Partnership and BP America Production Company.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by Law to close.

        "Canadian Asset Sale" has the meaning set forth in Section 2(a)(ii).

        "CERCLIS" has the meaning set forth in Section 3(p)(v) below.

        "Certificate of Merger" has the meaning set forth in the Plan of Merger.

        "Change of Control Adjustment" has the meaning set forth in Section 2(f)(vii) below.

        "Closing" has the meaning set forth in Section 2(d) below.

        "Closing Date" has the meaning set forth in Section 2(d) below.

        "COBRA" has the meaning set forth in Section 6(c)(viii) below.

        "Code" has the meaning set forth in the Plan of Merger.

        "Commitment" has the meaning set forth in the Plan of Merger.

        "Competition Act" means the Competition Act, R.S.C. 1985, Chap. C-34, as amended.

        "Confidential Information" means any information concerning the Link Parties and their respective businesses and affairs and the Crude Oil Business Assets or the Crude Oil Business that is not already generally available to the public.

        "Constituent Parties" has the meaning set forth in the preamble.

        "Contract" has the meaning set forth in the Plan of Merger.

        "Crude Contract" has the meaning set forth in the Plan of Merger.

        "Crude Oil Business" has the meaning set forth in the Plan of Merger.

        "Crude Oil Business Assets" has the meaning set forth in the Plan of Merger.

        "Crude Oil Business Contracts" has the meaning set forth in the Plan of Merger.

        "Crude Statement" has the meaning set forth in Section 2(f)(iv) below.

        "Debt Reduction Adjustment" has the meaning set forth in Section 2(b) below.

        "Disclosure Schedule" has the meaning set forth in Section 3 below.

        "Dispute Notice" has the meaning set forth in Section 2(f)(iv) below.

        "Easements" has the meaning set forth in the Plan of Merger.

        "Effective Time" has the meaning set forth in Section 2(d) below.

        "Environmental Condition" has the meaning set forth in the Plan of Merger.

        "Environmental Laws" has the meaning set forth in the Plan of Merger.

        "Environmental Liabilities" has the meaning set forth in the Plan of Merger.

        "Environmental Permit" has the meaning set forth in the Plan of Merger.

        "Equity Interest" has the meaning set forth in the Plan of Merger.

        "ERISA" has the meaning set forth in the Plan of Merger.

        "ERISA Affiliate" has the meaning set forth in the Plan of Merger.

        "Escrow Agent" has the meaning set forth in Section 2(b) below.

        "Escrow Amount" means $10,000,000 plus the Debt Reduction Adjustment, if any, as reduced pursuant to Sections 2(f)(viii), 2(g)(ii), 2(g)(iii), 2(g)(iv) and 10(c) and as increased with the earnings on the Escrow Amount as referenced in Section 2(g)(i)(C).

        "Estimated Purchase Price" means $271,946,646.

        "Estimated Purchase Price Adjustment" has the meaning set forth in Section 2(c) below.

        "Excluded Executives" has the meaning set forth in Section 6(c)(i) below.

        "Funding Adjustment" has the meaning set forth in Section 2(b) below.

        "Funding Report" has the meaning set forth in Section 2(b) below.

        "GAAP" has the meaning set forth in the Plan of Merger.

        "Governmental Authority" has the meaning set forth in the Plan of Merger.

        "Hazardous Materials" has the meaning set forth in the Plan of Merger.

        "HSR Act" shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976.

        "Indebtedness" has the meaning set forth in the Plan of Merger.

        "Indemnified Party" has the meaning set forth in Section 8(e) below.

        "Indemnifying Party" has the meaning set forth in Section 8(e) below.

        "Indenture" has the meaning set forth in the Plan of Merger.

        "Indenture Supplement" means the supplement to the Indenture in the form attached as Exhibit B.

        "Independent Consultant" means Ernst & Young LLP, or such other independent accounting firm of national standing as is mutually agreed by Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties).

        "Insurance Policies" has the meaning set forth in Section 3(u) below.

        "Intellectual Property" has the meaning set forth in the Plan of Merger.

        "Investment Canada Act" means the Investment Canada Act, R.S.C., Chap. 28 (1st Supp.), as amended.

        "IP Contracts" has the meaning assigned to such term in Section 3(y) below.

        "Knowledge" means with respect to the Plains Parties or the Link Parties, as the case may be, actual knowledge of the persons set forth on Schedule 1(b) after due inquiry.

        "Known Environmental Conditions" means the conditions described on Schedule 1(c).

        "Laws" means all laws, statutes, rules, regulations, ordinances, orders, codes, legal requirements, and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority, but excludes Environmental Laws, ERISA and laws relating to Taxes.

        "Leased Real Property" has the meaning set forth in the Plan of Merger.

        "Leases" has the meaning set forth in the Plan of Merger.

        "LECLP" has the meaning set forth in the preamble.

        "LELP" has the meaning set forth in the preamble.

        "LEPLP" has the meaning set forth in the preamble.

        "LIBOR Rate" means the rate appearing on Page 3740 or Page 3750, as the case may be, of Dow Jones Markets (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service for purposes of providing quotations or interest rates applicable to deposits in U.S. Dollars in the London interbank market) at approximately 11:00 a.m., London time, two business days prior to the date of determination, as the rate for deposits in U.S. Dollars with a 3-month maturity.

        "Licenses" has the meaning set forth in the Plan of Merger.

        "Liens" means any mortgage, pledge, assessment, security interest, Lease, lien, adverse claims, levy, charge, option, right of first refusal, charges, debentures, indentures, deeds of trust, easements, rights-of-way, restrictions, encroachments, security agreements, or other encumbrance of any kind and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

        "Link" has the meaning set forth in the preamble.

        "Link Allocated Assets" has the meaning set forth in the Plan of Merger.

        "Link Canada" has the meaning set forth in the preamble.

        "Link Constituent Parties" has the meaning set forth in the preamble.

        "Link Party" has the meaning set forth in the preamble.

        "Link Retained Items" has the meaning set forth in the Plan of Merger.

        "Link Retained Obligations" has the meaning set forth in the Plan of Merger.

        "Link Retained Records" has the meaning set forth in the Plan of Merger.

        "Material Adverse Effect" means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, earnings, Obligations, businesses, operations or results of operations of the Crude Oil Business that has been, or could reasonably be expected to be, material and adverse to the Crude Oil Business taken as a whole; provided, that any change, effect, event or occurrence (i) relating generally to the United States economy or securities markets (including interest rate or exchange rate fluctuations), (ii) relating generally to companies operating in businesses similar to the Crude Oil Business and not exclusively relating to or having a materially disproportionate effect on the Crude Oil Business, or (iii) relating generally to acts of war, insurrection, sabotage or terrorism that do not directly or indirectly involve the Crude Oil Business shall, in each case, not be deemed to constitute a Material Adverse Effect.

        "Merger" has the meaning set forth in the Plan of Merger.

        "MTBE Facilities and Business" has the meaning set forth in the Plan of Merger.

        "NGL Facilities and Business" has the meaning set forth in the Plan of Merger.

        "NPL" has the meaning set forth in Section 3(p)(v) below.

        "Net Debt Payoff Target" means $255 million in aggregate principal and accrued interest amount of all Indebtedness set forth on Schedule 1(a) of Link and its Affiliates, net of unrestricted cash.

        "Net Inventory Adjustment" has the meaning set forth in Section 2(f)(ii) below.

        "Net Working Capital" has the meaning set forth in the Plan of Merger.

        "Obligations" has the meaning set forth in the Plan of Merger.

        "Ordinary Course of Business" means, with respect to the Link Parties, the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Organizational Documents" has the meaning set forth in the Plan of Merger.

        "Owned Real Property" has the meaning set forth in the Plan of Merger.

        "Party" and "Parties" have the meanings set forth in the preamble.

        "Past Service" has the meaning set forth in Section 6(c)(vi) below.

        "Permitted Liens" means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, provided that adequate reserve accounts have been established in accordance with GAAP and such reserves are included in the calculation of Net Working Capital; (ii) inchoate, mechanic's, materialmen's, and similar liens, provided that the amounts that are secured by such liens as of the Closing Date are included in the calculation of Net Working Capital; and (iii) easements, rights-of-way, restrictions, imperfections of title that do not defeat indefeasible title and other similar encumbrances which, in the aggregate, do not materially interfere with the use of the Crude Oil Business Assets to which they apply in the conduct of the Crude Oil Business.

        "Person" has the meaning set forth in the Plan of Merger.

        "Pipelines" has the meaning set forth in the Plan of Merger.

        "Plains" has the meaning set forth in the preamble.

        "Plains Allocated Liabilities" has the meaning set forth in the Plan of Merger.

        "Plains Canada" means Plains Marketing Canada, L.P., an Alberta limited partnership.

        "Plains Constituent Parties" has the meaning set forth in the preamble.

        "Plains GP" means Plains AAP, L.P., a Delaware limited partnership and the general partner of Plains.

        "Plains Parties" has the meaning set forth in the preamble.

        "Plains' Plans" has the meaning set forth in Section 6(c)(vi) below.

        "Plan of Merger" means that certain Plan of Merger to be entered into as of the Closing Date by and among the Constituent Parties, in the form attached as Exhibit A hereto.

        "PMC" means PMC (Nova Scotia) Company, a Nova Scotia unlimited liability company.

        "PMLP" has the meaning set forth in the preamble.

        "Post-Closing Statement" has the meaning set forth in Section 2(f)(viii) below.

        "PPLP" has the meaning set forth in the preamble.

        "Preliminary Closing Statement" has the meaning set forth in Section 2(c) below.

        "Purchase Price" means the aggregate purchase price as consideration in connection with the Merger and the Canadian Asset Sale, consisting of the Base Purchase Price as adjusted pursuant to Section 2(f) below.

        "PWC" means PricewaterhouseCoopers LLP.

        "Records" has the meaning set forth in the Plan of Merger.

        "Release" has the meaning set forth in the Plan of Merger.

        "Reorganization Plan" has the meaning set forth in the Plan of Merger.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Solvent" means with respect to any Person that on the date of determination (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent assets and recoveries and contingent liabilities that are probable and estimable, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, taking into account the possibility of refinancing such obligations and selling assets, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital. The amount of contingent liabilities at any time shall be computed as the amount that are probable and estimable in the light of all the facts and circumstances existing at such time, and that can reasonably be expected to become an actual or matured liability.

        "Specified Available Employee" has the meaning set forth in Section 6(c)(ii)(C) below.

        "Specified Rate" has the meaning set forth in Section 2(f)(viii) below.

        "Superior Proposal" means (i) any bona fide written proposal made by a third party that if consummated would result in such Person (or its equityholders) owning, directly or indirectly, all the equity interests of Link then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Link and its subsidiaries, taken as a whole, or (ii) any recapitalization, prepackaged bankruptcy, liquidation or dissolution transaction involving Link and its subsidiaries, in each case which provides for a payment or value in the aggregate to Link's debtholders and unitholders which is greater than the consideration expected to be received by such debtholders and unitholders pursuant to this Agreement and the Plan of Merger and which the Special Committee of the Board of Directors of Link determines in good faith by a vote of a majority of its members (based on, among other things, the written advice of a financial advisor of nationally recognized reputation and outside legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (A) would, if consummated in accordance with its terms, be more favorable in the aggregate to both the debtholders and unitholders of Link and its subsidiaries from a financial point of view than the transactions contemplated in this Agreement and in the Plan of Merger (taking into account all the terms and conditions of such proposal and this Agreement and the Plan of Merger, including any changes to the financial terms of this Agreement and/or the Plan of Merger proposed by Plains in response to such proposal or otherwise)) and (B) is reasonably likely to be consummated without undue delay.

        "Superior Proposal Termination Notice" has the meaning set forth in Section 9(a)(v) below.

        "Target Net Working Capital" means negative $19.4 million.

        "Tax" has the meaning set forth in the Plan of Merger.

        "Tax Payments" has the meaning set forth in the Escrow Agreement attached as Exhibit G.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" has the meaning set forth in Section 8(e) below.

        "Transaction Agreements" means this Agreement, the Plan of Merger, the conveyancing instruments contemplated hereby and thereby, the Indenture Supplement, the Transition Agreement, the Escrow Agreement and all other agreements, documents, certificates or instruments executed and delivered in connection with the transactions contemplated herein.

        "Transition Agreement" means the Transition Agreement attached as Exhibit C to be executed by the Link Parties and the Plains Parties at the Closing.

        "Working Capital Statement" has the meaning set forth in Section 2(f)(iv) below.

2.    The Transaction.

        (a)    Plan of Merger; the Merger; Canadian Asset Sale.    (i) Upon the terms and subject to the conditions set forth herein, at the Closing, (A) the Link Constituent Parties shall enter into the Plan of Merger and take all actions on their part required in order to consummate the Merger and to perform their other Obligations thereunder and (B) the Plains Constituent Parties shall enter into the Plan of Merger and take all actions on their part required in order to consummate the Merger and to perform their other Obligations thereunder.

          (ii)   Upon the terms and subject to the conditions set forth herein, at the Closing, (A) Plains shall cause Plains Canada and PMC to purchase from LECLP and Link Canada, and LECLP and Link Canada shall sell, transfer, convey and deliver to Plains Canada and PMC, pursuant to one or more bills of sale and assumption agreements substantially in the forms attached as Exhibit K, free and clear of any Liens other than Permitted Liens, all of LECLP's and Link Canada's right, title and interest in and to all of the Crude Oil Business Assets owned by either of them, and (B) Plains shall cause Plains Canada and PMC to assume and become responsible for all of the Plains Allocated Liabilities to the extent residing in LECLP or Link Canada (such transaction, the "Canadian Asset Sale").

        (b)    Purchase Price; Escrow Amount.    In consideration of the Link Parties' willingness to consummate the Merger and the Canadian Asset Sale, the Plains Parties shall pay to the Link Parties the Purchase Price by wire transfer of immediately available funds, which will be payable as follows: (i) at the Closing, the Plains Constituent Parties shall pay to the Link Constituent Parties the Estimated Purchase Price less $10,000,000 million, less the Debt Reduction Adjustment, if any, plus the Funding Adjustment, if any, to an account designated in writing by Link; and (ii) upon the Purchase Price adjustments being finally agreed upon or determined pursuant to Section 2(f), Plains shall pay to Link the amount (if any) determined to be owed to Link in accordance with Section 2(f). The "Debt Reduction Adjustment" shall mean the amount, if any, by which the Net Debt Payoff Target exceeds the aggregate principal and accrued interest amount of all Indebtedness set forth on Schedule 1(a) of Link and its Affiliates, net of unrestricted cash (other than cash proceeds from the Link Parties' litigation settlement with Shell Oil Company and its Affiliates), as of the Closing Date (such aggregate principal and accrued interest amount of Indebtedness net of unrestricted cash being set forth in the Officer's Certificate delivered on the Closing Date pursuant to Section 2(e)(v)). The "Funding Adjustment"

means a positive cash amount equal to the sum of (i) the negative net cash flows, if any, from the operations of the Crude Oil Business from April 1, 2004 to but excluding the Closing Date, without inclusion of (A) interest costs of Indebtedness and financing and/or other fees and expenses attributable to such Indebtedness, (B) fees or expenses associated with the transactions contemplated by this Agreement or the litigation and/or settlement of the litigation with Shell Oil Company and its Affiliates or (C) fees or expenses directly attributable to a Link Retained Item, Link Retained Obligation or Link Allocated Asset, and (ii) accrued interest on the Base Purchase Price from April 2, 2004 to but excluding the Closing Date at a rate of 5.0% per annum. If the net cash flows from the operations of the Crude Oil Business from April 1, 2004 to but excluding the Closing Date are positive, then a cash amount equal to such positive amount will be included as a Crude Oil Business Asset and allocated to the Plains Constituent Parties in the Merger (but, for the avoidance of doubt, such cash amount will not be included as a current asset in the calculation of Net Working Capital). If the Closing Date does not occur on April 1, 2004, then on each Business Day thereafter until the Closing Date Link shall deliver a daily cash report to Plains, which report will reference all items that impact the Funding Adjustment (the "Funding Report"). Link will afford representatives of the Plains Parties the opportunity to review all information analyzed by the Link Parties in preparing each Funding Report. Plains may dispute any items impacting the Funding Adjustment by providing written notice to Link of its objections within two Business Days of receipt of the applicable Funding Report. Commencing promptly following delivery of such notice, Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall negotiate in good faith to resolve any such disputed items and, if no resolution is reached on or before the third Business Day following the Closing, all unresolved, disputed items shall be submitted by Link or Plains to the Independent Consultant, and the decision of the Independent Consultant with respect to such disputed items shall be binding upon the Parties. If the Closing Date does not occur on April 1, 2004, the Funding Adjustment will be calculated with reference to the Funding Reports, disregarding all items disputed by Plains that remain unresolved. Any disparity between the Funding Adjustment paid at Closing and actual cash flows of the Crude Oil Business (without inclusion of the items referred to above) and all items disputed by Plains that remain unresolved will be settled and paid within five Business Days following the Closing Date or such later date as the Independent Consultant has resolved all such items disputed by Plains. At the Closing, Plains shall deposit with J.P. Morgan Trust Company, N.A. (the "Escrow Agent") $10,000,000 plus the Debt Reduction Adjustment, if any, such amount to be held in escrow by the Escrow Agent and to be released and disbursed from such escrow in accordance with the terms set forth in Sections 2(f)(viii), 2(g)(ii), 2(g)(iii), 2(g)(iv) and 10(c). The Parties acknowledge that the Purchase Price payable at Closing pursuant to this Section 2(b) will be deposited with and disbursed by the Escrow Agent pursuant to a flow of funds memo reasonably acceptable to Link and Plains.

        (c)    Preliminary Closing Statement.    The Estimated Purchase Price is based upon the Estimated Purchase Price Adjustment as of the date of this Agreement, as set forth in the written statement attached hereto as Schedule 2(c)(iii) (the "Preliminary Closing Statement"). The Preliminary Closing Statement has been prepared and signed by Link (on behalf of the Link Parties). The "Estimated Purchase Price Adjustment" represents Link's reasonable, good faith estimate of the Purchase Price adjustments contemplated by Sections 2(f)(v), (vi) and (vii) and PWC's review of such estimates based on the information available to PWC in connection with such review, and the Preliminary Closing Statement reflects Link's estimate of each of the adjustments pursuant to such Sections 2(f)(v), (vi) and (vii). The fees and expenses due PWC for the performance of such review shall be paid by Plains.

        (d)    Closing; Closing Date; Effective Time.    Subject to Sections 7(a) and (b), the Closing (the "Closing") shall, unless otherwise agreed to in writing by Plains (on behalf of the Plains Parties) and Link (on behalf of the Link Parties), take place at the offices of Vinson & Elkins, L.L.P. located at 1001 Fannin, Houston, Texas at 10:00 a.m., local time, on April 1, 2004, or at such other time and place as agreed to in writing by the Parties (the date on which the Closing occurs being referred to herein as the "Closing Date"). The effective time of the transactions contemplated by this Agreement for purposes of the Purchase Price adjustments set forth in Section 2(f) shall be at 7:00 a.m. local time on April 1, 2004 (the "Effective Time").

        (e)    Deliveries at the Closing.    At the Closing,

          (i)    The Link Parties shall execute and deliver to the Plains Parties confirmatory assignment documents (including real property and Intellectual Property confirmatory transfer documents) with respect to the Crude Oil Business Assets in the form attached as Exhibit D, and such other similar instruments as the Plains Parties and their counsel reasonably may request.

          (ii)   [Intentionally Omitted]

          (iii)  Each Link Party shall execute and deliver to the Plains Parties the power of attorney in the form attached as Exhibit F.

          (iv)  Each Link Party shall deliver to the Plains Parties a certificate of good standing for such Link Party as of a recent date from the applicable Governmental Authority in the jurisdiction of its formation and use commercially reasonable efforts to obtain certificates of good standing from each other jurisdiction that requires qualification for such Link Party.

          (v)   The Link Parties shall deliver to the Plains Parties one or more certificates attesting:

            (A)  that the conditions specified in Sections 7(a)(i) and (ii) are satisfied in all respects,

            (B)  to the resolutions of the respective board of directors or similar governing board of each Link Party authorizing the execution and delivery of the Transaction Agreements by each Link Party and the consummation by each Link Party of the transactions contemplated hereby and by the Plan of Merger, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and

            (C)  to the incumbency and signature of each officer of each Link Party who has executed this Agreement and any other Transaction Agreement.

          (vi)  Each Plains Party shall deliver to the Link Parties a certificate of good standing for such Plains Party as of a recent date from the applicable Governmental Authority in the jurisdiction of its formation.

          (vii) The Plains Parties shall deliver to Link one or more certificates attesting:

            (A)  that each of the conditions specified in Sections 7(b)(i) and (ii) is satisfied in all respects,

            (B)  to the resolutions of the respective board of directors or similar governing board of each Plains Party authorizing the execution and delivery of the Transaction Agreements by each Plains Party and the consummation by each Plains Party of the transactions contemplated hereby and by the Plan of Merger, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and

            (C)  to the incumbency and signature of each officer of each Plains Party who has executed this Agreement and any other Transaction Agreement.

          (viii) Link shall deliver to the Plains Parties opinions of Link's general counsel and Baker Botts LLP covering the matters specified on Exhibit E.

          (ix)  The Link Parties and the Plains Parties shall execute and deliver to the other Party the Assignment relating to Federal Communications Commission Licenses in the form attached as Exhibit L.

          (x)   The Link Parties shall deliver to the Plains Parties bring-down letters of each of Lehman Brothers Inc. and Petrie Parkman & Co. respecting the fairness opinions described in Section 3(s).

          (xi)  The Link Parties shall deliver to the Plains Parties documents necessary to release the Crude Oil Business Assets from all Obligations and Liens related to Indebtedness, including the Indenture Supplement but excluding the Liens on the Crude Oil Business Assets in respect of (A) the Ad Valorem Tax Liability and (B) the Letter of Credit Agreement dated as of February 11, 2003, as amended, among Link and certain of its Affiliates and Standard Chartered Bank.

          (xii) The Link Parties shall deliver to the Plains Parties resignations of the Available Employees from all officer, management, director and similar positions with Link and its Affiliates; provided, that no such resignation with respect to a Specified Available Employee shall take effect until Plains shall have paid all amounts due to such Specified Available Employee pursuant to Section 6(c)(ii)(C).

          (xiii) Each of LELP and LEPLP shall deliver to the Plains Parties the certificate referred to in Section 10(h).

          (xiv) LELP shall deliver to the Plains Parties a true and correct copy of an executed guarantee by the Link Parties in the form attached as Exhibit O.

          (xv) The Link Parties and the Plains Parties shall execute and deliver to the other Party the System Sharing Agreements in the forms attached as Exhibit M.

          (xvi) LECLP and Link Canada shall, and Plains shall cause Plains Canada and PMC to, execute and deliver the bills of sale and assumption agreements contemplated in Section 2(a)(ii), substantially in the forms attached as Exhibit K.

          (xvii) The Parties shall execute and/or deliver, or cause to be executed and/or delivered, to each other the other Transaction Agreements.

        (f)    Purchase Price Adjustments.

          (i)    The Parties acknowledge and agree that Exhibit B to Schedule 2(f) sets forth a description of the minimum volume and the related quality of Crude Oil (as defined in Exhibit A to Schedule 2(f)) (regardless of whether designated by any Link Party as linefill or operating inventory) necessary to operate the Pipeline Systems (as defined in Exhibit A to Schedule 2(f)) comprising part of the Crude Oil Business Assets and the minimum volume and related quality of Crude Oil necessary for the Crude Oil Business to ship on the pipeline systems not owned by the Link Parties but utilized in the Crude Oil Business in the Ordinary Course of Business. Such Exhibit B describes such minimum volume and quality of Crude Oil. Exhibit D to Schedule 2(f) describes the pricing formula applicable for each such quality of Crude Oil included in such Exhibit B.

          (ii)   In connection with the Closing, Plains (on behalf of the Plains Parties) and Link (on behalf of the Link Parties) shall effect the reconciliation procedures described on Schedule 2(f) to determine the Net Inventory Adjustment (as defined in Exhibit A to Schedule 2(f)). If the Net Inventory Adjustment is a positive amount, such Net Inventory Adjustment shall be included as a current asset in Net Working Capital, and if such Net Inventory Adjustment is a negative amount, then such Net Inventory Adjustment shall be included as a current liability in Net Working Capital.

          (iii)  The Purchase Price has been agreed upon based on the Net Working Capital at the Effective Time being equal to the Target Net Working Capital.

          (iv)  Within 60 days after the Closing Date, Plains (on behalf of the Plains Parties) will prepare and provide to Link a statement signed by Plains (on behalf of the Plains Parties) showing the Net Working Capital of the Crude Oil Business ("Working Capital Statement") at the Effective

  Time and a statement showing the calculation of the Net Inventory Adjustment (the "Crude Statement"). The Working Capital Statement shall reflect the value associated with each line item component comprising the Net Working Capital and shall be prepared in accordance with the terms of Schedule 1(d). Plains will afford representatives of the Link Parties the opportunity to participate in and review the preparation and calculation of the Working Capital Statement and the Crude Statement, including the opportunity to observe accounting procedures and review all work papers and other relevant documents. At Link's request (which request shall be made no later than 30 days after the Closing Date), PWC shall review each of the Working Capital Statement and the Crude Statement. The fees and expenses due PWC for the performance of such review, if so requested by Link, shall be paid by Link. If Link disputes the Working Capital Statement or Crude Statement or any part thereof, then Link shall provide to Plains written notice ("Dispute Notice") on or before the 30th day after the date of Link's receipt of the Working Capital Statement and the Crude Statement setting forth in reasonable detail the portion or portions of those documents that are disputed by Link. If no Dispute Notice is delivered within such 30-day period, the Working Capital Statement and Crude Statement shall become final and binding on the Parties and the Purchase Price shall be adjusted pursuant to this Section 2(f) based on the same. Commencing promptly after delivery of a Dispute Notice, Plains (on behalf of the Plains Parties) and Link (on behalf of the Link Parties) shall negotiate in good faith to resolve the dispute and, if no resolution is reached on or before the tenth day after the expiration of such 30-day period, the disputed matters shall be submitted by the Parties (and may be submitted by either Party) to the Independent Consultant, and the decision of the Independent Consultant shall be binding on the Parties.

          (v)   The Purchase Price will be adjusted upward by an amount equal to the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital. The Purchase Price will be adjusted downward by an amount equal to the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital. For example, if Net Working Capital is determined to be -$15.4 million (i.e. current liabilities used in the calculations, as per Schedule 1(d), of Net Working Capital exceed current assets used in the calculation, as per Schedule 1(d), of Net Working Capital by $15.4 million), then the Purchase Price would be adjusted upward by $4.0 million since the Net Working Capital amount of - $15.4 million exceeds the Target Net Working Capital amount of -$19.4 million by $4.0 million.

          (vi)  If any of the Available Employees are terminated by Link or Link Canada after the date of this Agreement but prior to the Closing with the written consent of Plains (on behalf of the Plains Parties), then the Purchase Price will be adjusted upward by the amount of severance paid by Link or Link Canada to such Available Employees consistent with Link's or Link Canada's severance policy (such severance policy being described on Schedule 2(f)(vi)) or consistent with Link's or Link Canada's employment agreement or change in control agreement with each such Available Employee); provided, such adjustment will not exceed per Available Employee more than two weeks pay per year of service with a maximum of 26 weeks and a minimum of four weeks, in addition to associated payroll Taxes, calculated on the basis of such Available Employee's salary in effect on the date of this Agreement.

          (vii) The Purchase Price shall be adjusted downward by $1,553,354.05 (the "Change of Control Adjustment"), the amount by which the aggregate amount to be paid by Plains pursuant to Section 6(c)(ii)(C) to the Specified Available Employees or to Link exceeds the aggregate amount which would have been payable to the Specified Available Employees (if terminated on the Closing Date) under the terms of Link's severance plan as in effect on the date of this Agreement, calculated on the basis of the Specified Available Employees' respective salaries in effect on the date of this Agreement (and not to exceed per Specified Available Employee more than two weeks pay per year of service with a maximum of 26 weeks and a minimum of four weeks, in addition to associated payroll Taxes).

          (viii) Within two Business Days after all Purchase Price adjustments are finally agreed upon or determined pursuant to the preceding provisions of this Section 2(f), all of such Purchase Price adjustments shall be combined on a statement prepared by Plains (on behalf of the Plains Parties) and delivered to Link (on behalf of the Link Parties) (the "Post-Closing Statement") and (A) if the combination of such Purchase Price adjustments results in the Purchase Price exceeding the Estimated Purchase Price, then Plains shall pay to Link (on behalf of the Link Parties) the amount of such excess plus a yield on the amount of such excess from (and including) the Closing Date to (but excluding) the date of payment at a yield rate per annum equal to the LIBOR Rate plus 1% per annum (the "Specified Rate"), and (B) if the combination of such Purchase Price adjustments results in the Estimated Purchase Price exceeding the Purchase Price, then Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall execute and deliver to the Escrow Agent a joint letter whereby Link and Plains instruct the Escrow Agent to disburse to Plains (on behalf of the Plains Parties) out of the Escrow Amount (including the Debt Reduction Adjustment) the amount of such excess, plus a yield on the amount of such excess from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate; provided, that all of the Link Parties' obligations under this clause (viii)(B) shall be satisfied solely out of the Escrow Amount (including the Debt Reduction Adjustment), and no Link Party shall be liable to any Plains Party for amounts that cannot be satisfied out of such Escrow Amount (including the Debt Reduction Adjustment).

        (g)    Escrow.

          (i)    At the Closing, Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall enter into an escrow agreement with the Escrow Agent in the form attached as Exhibit G. As reflected in Exhibit G:

            (A)  The fee and other charges of the Escrow Agent shall be borne and paid one-half (1/2) each by Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties).

            (B)  Except for Tax Payments distributed to Plains (on behalf of the Plains Parties) pursuant to the terms of the Escrow Agreement, disbursements of the Escrow Amount shall require the joint written instruction from Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) or the order of a court with jurisdiction.

            (C)  The Escrow Amount shall be invested in permitted investments (as defined in Exhibit G). Earnings resulting from such permitted investments shall become part of the Escrow Amount.

            (D)  The escrow with respect to the Escrow Amount will terminate upon all of the Escrow Amount being disbursed in accordance with the terms of Section 2(f)(viii), 2(g)(ii), 2(g)(iii), 2(g)(iv) and 10(c).

            (E)  In accordance with Proposed Treas. Reg. § 1.468B-8(c), Plains (on behalf of the Plains Parties) shall be treated as the owner of any assets that are part of the Escrow Amount (including the Debt Reduction Adjustment) and shall be entitled to receive Tax Payments in accordance with the terms of the Escrow Agreement.

            (F)  To the extent Plains is deemed not to own the Escrow Amount prior to disbursement, Plains shall have a first priority lien and security interest on any interest of Link Parties in and to the Escrow Amount to secure the payment and performance by the Link Parties of their obligations pursuant to Sections 2(f)(viii), 2(g)(ii), 2(g)(iii), 2(g)(iv) and 10(c).

          (ii)   If the payment or disbursement (as applicable) contemplated by Section 2(f)(viii) shall not have been paid or disbursed on or prior to the date which is 90 days following the Closing Date, then on such 90th day Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall deliver to the Escrow Agent a joint instruction letter whereby Link and Plains instruct the Escrow Agent to disburse to:

            A.    Plains (on behalf of the Plains Parties), the aggregate amount due to the Plains Parties pursuant to Sections 2(f)(viii)(B) that are not subject to dispute by Link (through the delivery of a Dispute Notice) as of the 90th day following the Closing Date, and

            B.    Link (on behalf of the Link Parties), the amount (if any) by which the Debt Reduction Adjustment exceeds the sum of (1) the amount disbursed to Plains as set forth in Section 2(g)(ii)(A) above, plus (2) the amount subject to a timely submitted Dispute Notice. If such amount is a negative amount, no disbursement shall be made to Link.

          (iii)  To the extent that Link has timely submitted a Dispute Notice, then within two Business Days after the resolution of the matters referenced in such Dispute Notice, Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall deliver to the Escrow Agent a joint instruction letter to disburse to Plains the amounts due to it (if any) in accordance with either (A) the terms mutually agreed upon by Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) or (B) the determination of the Independent Consultant. In the event any amount in respect of the Debt Reduction Adjustment remains in the Escrow Account following any such disbursement, Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall deliver to the Escrow Agent a joint instruction letter to disburse to Link the remainder of such Debt Reduction Adjustment.

          (iv)  Within one Business Day following all disbursements pursuant to Sections 2(f)(viii)(A), 2(f)(viii)(B) or 2(g)(iii), as applicable, Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall deliver to the Escrow Agent a joint instruction letter whereby Link and Plains instruct the Escrow Agent to disburse:

      A.
      to Link (on behalf of the Link Parties), subject to Link's compliance with the last sentence of Section 10(c), 50% of the Escrow Amount remaining after the disbursements to Plains and Link (if any) contemplated by, without duplication, Sections 2(f)(viii), 2(g)(ii) and 2(g)(iii); and

      B.
      to Plains (on behalf of the Plains Parties) 50% of the Escrow Amount remaining after the disbursements to Plains and Link (if any) contemplated by, without duplication, Sections 2(f)(viii), 2(g)(ii) and 2(g)(iii).

        (h)    Certain Liens.    Notwithstanding any covenant, representation or warranty to the contrary herein or in the Plan of Merger, the Parties acknowledge and agree that the Liens on the Crude Oil Business Assets held by the lenders and/or issuers under the Letter of Credit Agreement dated as of February 11, 2003, as amended, among Link and certain of its Affiliates and Standard Chartered Bank will not be released at the Closing, and any transfers of the Crude Oil Business Assets will be made subject to such Liens.

3.    Representations and Warranties of the Link Parties.    The Link Parties represent and warrant to each Plains Party that the statements contained in this Section 3 are correct and complete as of the date of this Agreement except as set forth with particularity and clarity in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Agreement; provided, that information set forth in one section of the Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which such information would clearly relate. Notwithstanding any disclosure on the Disclosure Schedule, the allocation of assets and liabilities among the Parties shall be governed exclusively by the Plan of Merger and the Canadian Asset Sale.

        (a)    Organization of the Link Parties.    Each Link Party is a limited liability company, limited partnership or corporation duly formed or incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its formation or incorporation. Each Link Party has the requisite limited liability company, limited partnership or corporate power and authority to own and operate its assets and properties and to carry on its business as presently conducted. Each Link Party is duly qualified to do business under the Laws of each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business as presently conducted requires such qualification.

        (b)    Authorization of Transaction.    Each Link Party has full power and authority to execute and deliver each Transaction Agreement to which such Link Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any Link Party is a party constitutes the valid and legally binding obligation of such Link Party, enforceable against such Link Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for the filing of a premerger notification and report form under the HSR Act and the filings under the Competition Act and the Investment Canada Act, no Link Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, the Plan of Merger or any other Transaction Agreement to which such Link Party is a party.

        (c)    Noncontravention.    Neither the execution and delivery of any Transaction Agreement to which any Link Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which any Link Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, cancel, or require any notice or result in the imposition of any Lien on any of the Crude Oil Business Assets under, any agreement, contract, Lease, License, instrument, or other arrangement to which any Link Party is a party or by which it is bound or to which any of its assets or any of the Crude Oil Business Assets are subject. Schedule 3(c) sets forth a list of each Crude Oil Business Contract with respect to which a third party consent, approval, amendment or assignment is required to consummate the transactions contemplated by this Agreement and by the Plan of Merger. The Parties acknowledge and agree that, notwithstanding anything in this Agreement, except as set forth in this Section 3(c), the Link Parties have made no representation or warranty with respect to the transferability or assignability of Easements, Licenses, permits, Contracts, covenants or warranties, and no Plains Party shall have any rights to indemnity pursuant to Section 8 for any Adverse Consequences resulting from the non-transferability or non-assignability of any Easement, License, permit, Contract, covenant or warranty.

        (d)    [Intentionally Omitted]

        (e)    Liens.    Except for the Liens securing the Indebtedness described in Schedule 1(a), there are no Liens on the Crude Oil Business Assets securing Indebtedness (other than Permitted Liens).

        (f)    Subsequent Events.    Since December 31, 2003, except, with respect to acts or occurrences after the date of this Agreement, to the extent permitted under Sections 5(c), 5(f), 5(j) or 5(m) (or with respect to which the consequences therefrom are addressed in such sections):

          (i)    there has not been any Material Adverse Effect;

          (ii)   the Crude Oil Business Assets have been operated and maintained in the Ordinary Course of Business;

          (iii)  there has not been any damage, destruction or loss to any portion of the Crude Oil Business Assets, whether or not covered by insurance, that would have a Material Adverse Effect;

          (iv)  there has been no purchase, sale or lease of any material asset relating to the Crude Oil Business other than the sale of crude oil inventory in the Ordinary Course of Business;

          (v)   there has been no actual, pending, or, to the Knowledge of any Link Party, threatened change affecting any of the Crude Oil Business with any customers, licensors, suppliers, distributors or sales representatives, except for changes that would not have a Material Adverse Effect;

          (vi)  there has been no (A) amendment or modification in any material respect to any contract or agreement material to the Crude Oil Business Assets or the Crude Oil Business, or (B) termination of any contract or agreement material to the Crude Oil Business Assets or the Crude Oil Business before the expiration of the term thereof other than to the extent any such material contract or agreement terminated pursuant to its terms in the Ordinary Course of Business, in each case except for amendment, modifications or terminations that would not have a Material Adverse Effect;

          (vii) the Link Parties have not incurred (or assumed responsibility for or guaranteed) any Indebtedness other than Indebtedness to be retired prior to or in connection with the Closing; and

          (viii) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

        (g)    Financial Statements; Undisclosed Liabilities; Ad Valorem Tax Liability.

          (i)    The Audited Financial Statements fairly present in all material respects the financial position of Link and its subsidiaries on a consolidated basis as of the dates indicated, and each of the statements of operations, cash flows and unitholders' deficit included in the Audited Financial Statements fairly presents in all material respects the results of operations, cash flows or unitholders' deficit, as the case may be, of Link and its subsidiaries on a consolidated basis for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as required by GAAP or the adoption of "fresh start" reporting, in each case as may be noted therein.

          (ii)   Except as set forth in the Audited Financial Statements or Schedule 3(g), including all notes thereto, the Link Parties do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of any of the Link Parties or in the notes thereto prepared in accordance with GAAP consistently applied, other than liabilities and obligations that have arisen since December 31, 2003 in the Ordinary Course of Business.

          (iii)  The Link Parties' Obligations pursuant to the Ad Valorem Tax Liability equal 4,507,632.07, and the Link Parties are in compliance with the Reorganization Plan with respect to the Ad Valorem Tax Liability.

        (h)    Legal Compliance; Permits.    Each of the Link Parties is in compliance in all material respects with applicable Laws, and has received no notice of the failure to comply with any such Laws that has not been resolved to the satisfaction of the Governmental Authority that sent the same.

        (i)    Tax Matters.

          (i)    All Tax Returns required to be filed by or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business have been duly and timely filed, all items of income, gain, loss, deduction and credit and other items ("Tax Items") required to be included in each such Tax Return have been so included, and each such Tax Return is true, correct and complete. All Taxes owed by or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business have been paid in full or adequately accrued in the calculation of Net Working Capital, and no penalty, interest or other charge is or will become due with respect to the late filing of any Tax Return or the late payment of any Tax. There are no mortgages, pledges, Liens, encumbrances, charges or other security interests on any of the Crude Oil Business Assets or the Crude Oil Business that arose in connection with any failure (or alleged failure) to pay any Tax. All Tax withholding and deposit requirements imposed on or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business have been satisfied in full in all respects. There are no Taxes owed by or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business that are not reflected in the Audited Financial Statements and, since the date of such Audited Financial Statements, no liabilities for Taxes have been incurred by or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business other than such Taxes as were incurred in the Ordinary Course of Business. The unpaid Taxes owed by or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business will not exceed the amount reflected as a liability for such Taxes in the Working Capital Statement.

          (ii)   There is no claim against any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed, or, to the Knowledge of any Link Party, threatened with respect to any Tax Return filed by or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business. No claim, assessment, deficiency or adjustment has ever been asserted, proposed, made or, to the Knowledge of any Link Party, threatened by any Governmental Authority in a Tax jurisdiction where any of the Link Parties has not or does not file a Tax Return that any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business may be subject to Taxes. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business. No Tax Return filed by or with respect to any of the Crude Oil Business Assets or the Crude Oil Business is currently under audit by a Governmental Authority and no audit or examination of or related to any of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business has been proposed or, to the Knowledge of any Link Party, threatened.

          (iii)  None of the Link Parties, the Crude Oil Business Assets or the Crude Oil Business is subject to any liability for the Taxes of any other Person under Treasury Regulation §1.1502-6 or any analogous state, local or foreign law, or otherwise, as a transferee, or successor, by contract or otherwise.

          (iv)  None of the Link Parties has entered into any written agreement with any Governmental Authority that requires any action to be taken or not to be taken by or with respect to any of the Crude Oil Business Assets or the Crude Oil Business that could have a material adverse effect on the Tax liabilities related to the Crude Oil Business Assets or the Crude Oil Business after the Closing Date.

          (v)   None of the Crude Oil Business Assets is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

          (vi)  All of the Crude Oil Business Assets have been included on the property tax rolls of the Tax jurisdictions in which the property is located and there is no omitted property in such jurisdictions.

        (j)    Real Property; Title to Tangible Assets.    (i) Each of the Link Parties owns good, marketable and indefeasible fee title to, or holds a valid leasehold interest in, or Easement through, all real property used or reasonably necessary for the conduct of the Crude Oil Business as presently conducted, including all real property required for the construction, operation and maintenance of the Crude Oil Business Assets, and has good and valid title to all of the material tangible assets and properties represented as being owned by the Link Parties in this Agreement or reflected in the December 31, 2003 balance sheet included in the Audited Financial Statements, in each case other than the Link Allocated Assets, and all such real property, assets and properties (other than Easements) are owned or leased free and clear of all Liens other than Permitted Liens. There are no encroachments on Easements which, individually or in the aggregate, would result in a Material Adverse Effect.

          (ii)   As of the date of this Agreement, the Link Parties own all of the Crude Oil Business Assets. The Crude Oil Business Assets and the Link Allocated Assets comprise all of the assets necessary to conduct the Crude Oil Business as presently conducted by the Link Parties. As of the Closing Date, all of the Crude Oil Business Assets will be owned by the Link Constituent Parties, LECLP or Link Canada. All active pipelines with a diameter of six inches or greater included in the Crude Oil Business Assets are operational and in working condition.

          (iii)  There is no pending, or to the Knowledge of any Link Party, threatened condemnation of any part of the real property used or reasonably necessary for the conduct of the Crude Oil Business as presently conducted by any Governmental Authority.

          (iv)  Schedule 3(j)(iv) sets forth the location of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property.

          (v)   Schedule 3(j)(v) sets forth the location of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, (A) the Link Parties have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except for leases to third parties to construct truck stations used or to be used in the conduct of the Crude Oil Business, and (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

          (vi)  Schedule 3(j)(vi) sets forth a list of each Pipeline comprising a part of the Crude Oil Business Assets.

          (vii) Schedule 3(j)(vii) sets forth a list of all vehicles, tractors, trailers and trucks, owned, leased or subject to a contract of purchase and sale, that are used in connection with the Crude Oil Business.

        (k)    Contracts.

          (i)    Schedule 3(k)(i) lists the following material Contracts (other than Contracts with respect to Intellectual Property, which are the subject of Section 3(y)) that are Crude Oil Business Contracts:

            (A)  any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

            (B)  any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities (other than Crude Contracts or Contracts for electricity), supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or is reasonably expected to involve consideration in excess of $50,000;

            (C)  any Contract concerning a partnership or joint venture;

            (D)  any Contract (or group of related Contracts) under which any of the Link Parties has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any Lease obligation, in excess of $20,000 or under which any of the Link Parties has imposed a Lien on any of their assets, tangible or intangible;

            (E)  any Contract concerning non-competition;

            (F)  any Contract (other than Crude Contracts) which imposes confidentiality obligations or restrictions on any Link Party;

            (G)  any collective bargaining Contract;

            (H)  any Contract for the employment of any individual on a full time, part time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

            (I)   any other Contract (or group of related Contracts) the performance of which is reasonably expected to involve consideration in excess of $200,000;

            (J)   any Crude Contract having a term of 90 days or more;

            (K)  any Contract relating to hedges, futures or options for futures trading positions, over-the-counter swaps or derivatives, or Contracts related to the foregoing, in each case that would create an Obligation of any of the Link Parties after April 1, 2004;

            (L)  any Contract with a fixed price purchase or sale obligation;

            (M) any agreement between any of the Link Parties and any Affiliate of Link (other than another Link Party); and

            (N)  any agreement pursuant to which a Link Party provides crude oil transportation services for a period that extends beyond June 30, 2004.

With respect to each such Contract: (A) the Contract is valid, binding, enforceable, and in full force and effect in all material respects, (B) the Link Parties are not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract and (C) as to any Contract for which the counterparty thereunder has made a prepayment, such prepayment does not apply to any services, or obligations to be performed after the Closing Date.

          (ii)   As of the date of this Agreement, the aggregate lease purchase barrels per day of crude oil and condensate subject to Crude Contracts to which the Link Parties are a party is equal to or greater than 160,000 in North America. For purposes of this paragraph (ii), a Crude Contract shall be deemed to have been terminated if notice of termination or cancellation of such Crude Contract has been received by any Link Party, such notice has not been rescinded or revoked, and the barrels covered by such Crude Contract have not been renegotiated on a pricing basis that is profitable to the applicable Link Party (as evidenced by an executed amendment to such Crude Contract or a new executed Crude Contract covering such barrels and pricing).

          (iii)  All crude oil positions reflected in the Crude Oil Business Contracts are in accordance with approved strategies and position limits as set forth in Link's established risk policies and procedures. The Crude Oil Business Contracts included in the Crude Oil Business Assets do not contain any speculative positions. For purposes of this Agreement, a "speculative position" is a fixed price purchase or sale position that is not intended to hedge an existing fixed price risk of the Crude Oil Business.

        (l)    Litigation and Other Matters.    Except as set forth in Schedule 3(l), (i) there are no civil, criminal, administrative, arbitration or other proceedings or governmental investigations pending, or to the Knowledge of any Link Party, threatened against the Link Parties or relating to the Crude Oil Business or the ownership or operation of the Crude Oil Business Assets or that seeks to restrain or enjoin the transactions contemplated by this Agreement or by the Plan of Merger, and (ii) to the Knowledge of any Link Party, no notice of demand, suit, action, investigation or proceeding (whether civil, criminal, administrative or otherwise) has been received by any of the Link Parties regarding compliance with any Law in connection with the ownership or operation of the Crude Oil Business Assets or conduct of the Crude Oil Business.

        (m)    Employee Benefits.

          (i)    None of the Link Parties or any ERISA Affiliate (A) maintains or contributes to, or has ever maintained or contributed to, (1) an employee benefit plan subject to the provisions of Section 412 of the Code or Section 302 or Title IV of ERISA or (2) a "Multi-Employer Plan" within the meaning of Section 4001(a)(3) of ERISA, or (B) has any liability with respect to any employee benefit plan pursuant to Title IV of ERISA.

          (ii)   Each employee benefit plan maintained or contributed to by the Link Parties with respect to Available Employees who become employees of any Plains Party or an Affiliate of any Plains Party on the Closing that is intended to be a "qualified plan" under Section 401(a) of the Code is so qualified.

        (n)    Employees and Labor Relations.

          (i)    Other than Link and Link Canada, none of the Link Parties has now, or has had since 1999, any employees.

          (ii)   As to the Available Employees,

            (A)  No Link Party has agreed to recognize any union or other collective bargaining representative nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative. There is no question concerning representation as to any collective bargaining representative, and no labor union or representative thereof claims to or is seeking such representation. To the Knowledge of any Link Party, no union organizational campaign or representation petition is currently pending.

            (B)  No Link Party is a party to or bound by any collective bargaining agreement, other labor contract, or individual agreement.

            (C)  Link and Link Canada have, or will have before the Closing, paid in full or accrued as a current liability in Net Working Capital all earned and payable wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them that was earned and payable to them up to the Closing, in accordance with Link's or Link Canada's normal payroll processing and the obligations of Link or Link Canada under any employment or labor practices and policies by which Link or Link Canada may be bound.

            (D)  All employees are lawfully authorized to work in the country in which they are employed under that country's immigration laws.

            (E)  There are no claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands, or actions which are pending against any Link Party before any Governmental Authority, or which have been asserted or, to the Knowledge of any Link Party, threatened against any Link Party, including those for:

              (1)   wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation;

              (2)   employee benefits;

              (3)   alleged unlawful, unfair, wrongful or discriminatory employment or labor practices;

              (4)   alleged breach of contract or other claim arising under a collective or individual agreement or any other employment, whether expressed or implied;

              (5)   alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work;

              (6)   alleged violation of Occupational Safety and Health Standards; or

              (7)   alleged violation of plant closing and mass layoff, immigration, workers' compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations laws; and to the Knowledge of any Link Party, no basis therefore exists.

            (F)  There is no labor strike or labor dispute, slowdown, lock-out or stoppage actually pending or, to the Knowledge of any Link Party, threatened against or affecting any Link Party, and no Link Party has experienced any labor strikes or material labor disputes, slowdowns, lock-outs or stoppages since March 1, 2003.

            (G)  No Link Party is subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any governmental entity or arbitrator relating to claims of Unfair Labor Practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no government entity or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of any Link Party which has any present material fact (or could have any future material fact) on any Link Party or the employment and labor practices and policies of any Link Party.

            (H)  Each Link Party is, and has been since March 1, 2003, in substantial compliance with all applicable Laws and regulations regarding labor and employment practices, including those for:

              (1)   wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation;

              (2)   employee benefits;

              (3)   alleged unlawful, unfair wrongful or discriminatory employment or labor practices;

              (4)   alleged breach of contract or other claim arising under a collective or individual agreement or any other employment, whether expressed or implied;

              (5)   alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work;

              (6)   alleged violation of Occupational Safety and Health Standards; or

              (7)   alleged violation of plant closing and mass layoff, immigration, workers' compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations laws.

          (iii)  Since January 1, 2000, there have not been any audits conducted by the Department of Labor.

        (o)    Licenses.    Schedule 3(o) contains a true and complete list of all Licenses and pending applications for Licenses required or used in connection with the Crude Oil Business or the Crude Oil Business Assets. The Link Parties own or validly hold all Licenses, and each License is valid, binding and in full force and effect.

        (p)    Environmental Matters.    Except as disclosed in Schedule 3(p):

          (i)    The Crude Oil Business Assets and the ownership, use, and operation of the Crude Oil Business Assets by or on behalf of the Link Parties have been and currently are in compliance in all material respects with all Environmental Laws;

          (ii)   The Link Parties have, to the Knowledge of the Link Parties, obtained or filed for all Environmental Permits for conducting the operations of the Crude Oil Business Assets as they have been and are currently being conducted and, to the Knowledge of the Link Parties, all such Environmental Permits as currently held are in full force and effect and no Link Party has received any written notice or otherwise has reason to believe that any Governmental Authority intends to cancel, terminate, or not renew any such Environmental Permits;

          (iii)  Neither the Link Parties nor the Crude Oil Business Assets are subject to any existing or, to the Knowledge of any Link Party, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws, and no Link Party has received any written notice of alleged noncompliance under Environmental Laws or alleged Environmental Liabilities with respect to the Crude Oil Business Assets;

          (iv)  There have been no Releases or, to the Knowledge of any Link Party, imminent threatened Releases of Hazardous Materials on, under, from, or about the Crude Oil Business Assets or as a result of the ownership, operation, or use of the Crude Oil Business Assets by or on behalf of the Link Parties that resulted in an Environmental Condition, and there are no investigations, remediations, or monitorings of Hazardous Materials required under Environmental Laws with respect to, or arising from the Link Parties' ownership, operation, or use of, the Crude Oil Business Assets;

          (v)   None of the real property comprising the Crude Oil Business Assets is on the National Priorities List ("NPL") or Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") list and no Link Party has received any written notice that any site to which one of the Link Parties may have sent Hazardous Material for treatment, storage, or disposal is on the NPL or CERCLIS list;

          (vi)  To the Knowledge of the Link Parties, there are no active or abandoned underground storage tanks, pits, impoundments or other tankage or containments (other than Pipelines) from which Hazardous Materials could reasonably be expected to be Released on any real properties comprising the Crude Oil Business Assets;

          (vii) To the Knowledge of the Link Parties, there has been no exposure of any Person or property to any Hazardous Materials in connection with the Crude Oil Business Assets or the ownership, operation, or use of the Crude Oil Business Assets by or on behalf of the Link Parties that could reasonably be expected to form the basis for a claim for damages or compensation;

          (viii) None of the Link Parties has ever owned an interest in, operated, or taken actions that could result in any of the Link Parties being deemed (under Environmental Laws) an operator of, the MTBE Facilities and Business, and none of the Link Parties has assumed or is otherwise liable for any Environmental Liabilities or other obligations, of any kind, relating to those facilities; and

          (ix)  The Link Parties have made available to the Plains Parties all internal and external environmental audits, studies, documents, and correspondence on environmental matters and compliance with Environmental Laws relating to the Known Environmental Conditions.

        (q)    Tariffs.    There are no material liabilities or obligations with respect to the Crude Oil Business Assets for unlawful rates, overcharges or rate discrimination. There are no pending complaints or protests pertaining to the Link Parties' tariffs.

        (r)    Intercompany Relationships.    Except as set forth on Schedule 3(r) there are no Obligations with respect to the Crude Oil Business Assets for (i) goods or services provided to or for the benefit of, or by or on behalf of, Link or its current or former Affiliates or (ii) any intercompany obligations owed between or among Link and its current or former Affiliates, or between or among such of Link's Affiliates and each other or any other Person.

        (s)    Opinions of Financial Advisors.    Link has (i) received the written opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by Link in respect of the transactions contemplated by this Agreement and by the Plan of Merger is fair from a financial point of view to Link and (ii) provided a copy of such letter to the Plains Parties. The Special Committee of the Board of Directors of Link has (i) received the written opinion of Petrie Parkman & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by Link in respect of the transactions contemplated by this Agreement and by the Plan of Merger is fair from a financial point of view to Link and (ii) provided a copy of such letter to the Plains Parties.

        (t)    No Third Party Options.    Except for the rights of ChevronTexaco Global Trading pursuant to that certain Crude Oil Joint Marketing Agreement dated as of November 20, 2003, by and between LELP and ChevronTexaco Global Trading, there are no agreements, preferential rights to purchase, rights of first refusal, options, commitments or rights with, to or in any third Person to purchase or otherwise acquire any of the Crude Oil Business Assets or any interest therein, except for those contracts to sell crude oil in the Ordinary Course of Business.

        (u)    Insurance.

          (i)    Schedule 3(u) contains a list of all policies of insurance which any Link Party or its Affiliates maintain with respect to the Crude Oil Business or the Crude Oil Business Assets (the

  "Insurance Policies"), including summary coverage terms and expiration dates. Link has delivered or made available to Plains true, correct and complete copies of the Insurance Policies as in effect on the date of this Agreement. Each of the Link Parties is a named insured on each of the policies listed on Schedule 3(u). All premiums due and payable with respect to such policies have been paid and no notice of collection of or written indication of an intention not to renew has been received by any Link Party.

          (ii)   All of the Insurance Policies are in full force and effect. No Link Party or its Affiliates is in default under any provisions of the Insurance Policies, and there is no claim by any Link Party or its Affiliates or any other Person pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Insurance Policies. No Link Party or its Affiliates has received written notice from an insurance carrier issuing any Insurance Policies that alteration of any equipment or any improvements located on real property used or necessary for the conduct of the Crude Oil Business as presently conducted, purchase of additional equipment, or modification of any of the methods of doing business of any Link Party, will be required or suggested. The Insurance Policies maintained are adequate in accordance with the requirements of any contract relating to the Crude Oil Business to which any of the Link Parties is a party and are in at least the minimum amounts required by applicable Laws, including Environmental Laws.

        (v)    Regulatory Matters.    No Link Party is (i) a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

        (w)    Health and Safety Matters.    The properties and operations of the Link Parties in respect of the Crude Oil Business are in material compliance with all applicable health and safety and pipeline safety Laws and have been in material compliance with applicable health and safety and pipeline safety Laws. Except as disclosed in Schedule 3(w), since January 1, 2001, to the Knowledge of the Link Parties, there have been no pipeline ruptures relating to the Crude Oil Business Assets resulting in serious injury, loss of life or material property damage.

        (x)    Solvency.    As of the date of this Agreement and taking into account the existence of this Agreement, each Link Party individually is, and Link and its subsidiaries collectively are, Solvent. Immediately prior to and immediately following the consummation of the transactions contemplated by this Agreement and by the Plan of Merger, each Link Party individually, and Link and its subsidiaries collectively, will be Solvent.

        (y)    Intellectual Property.

          (i)    Schedule 3(y) sets forth a list of all issued patents and patent applications, copyright and trademark registrations and applications and material unregistered trademarks and copyrights owned by the Link Parties and, to the Knowledge of the Link Parties, currently used or necessary for the conduct of the Crude Oil Business as presently conducted. No Intellectual Property used or necessary for the conduct of the Crude Oil Business as presently conducted is owned by any Person other than a Link Party and all such Intellectual Property is included in the Crude Oil Business Assets.

          (ii)   The material agreements licensing Intellectual Property to the Link Parties (the "IP Contracts") are valid, binding and enforceable by the Link Parties in accordance with their respective terms (except where enforceability may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies). None of the Link Parties is in material breach or violation of, or material default under, any of the IP Contracts.

          (iii)  The Link Parties own, or have the license or right to use, without annual payments to any other person (other than pursuant to contracts set forth in Schedule 3(y)), all material Intellectual Property currently used or necessary for the conduct of the Crude Oil Business as presently conducted, and the consummation of the transactions contemplated hereby and by the Plan of Merger will not conflict with, alter or impair any such rights. All Intellectual Property owned by the Link Parties is owned free and clear of all Liens, except for Permitted Liens.

          (iv)  As of the date hereof, to the Knowledge of the Link Parties, the Intellectual Property owned by the Link Parties does not infringe any patent of any third party. To the Knowledge of the Link Parties, the Intellectual Property owned by the Link Parties does not infringe any copyright, registered trademark or trade secret of any third party. No third party has asserted against any Link Party a claim in writing, and there is no suit, action or proceeding pending or, to the Knowledge of any Link Party, threatened, alleging that any Link Party is infringing the Intellectual Property of any third party or challenging the ownership or use of, or the validity or enforceability of, any Intellectual Property owned or used by the Link Parties. To the Knowledge of the Link Parties, no third party is infringing the Intellectual Property owned or exclusively licensed by the Link Parties. The Link Parties take reasonable measures to protect the confidentiality of their material trade secrets. To the Knowledge of the Link Parties, no employee, independent contractor or agent of the Link Parties has misappropriated any material trade secrets or other material confidential information of any third party in the course of the performance of his or her duties as an employee, independent contractor or agent of the Link Parties.

        (z)    Brokers' Fees.    The Link Parties and their Affiliates have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and by the Plan of Merger for which the Plains Parties could become liable or obligated. Link has furnished to the Plains Parties a true and correct copy of all agreements between Link and Lehman Brothers Inc. and between Link and Petrie Parkman & Co., in each case relating to the transactions contemplated by this Agreement and by the Plan of Merger.

4.    Representations and Warranties of the Plains Parties.    The Plains Parties represent and warrant to each Link Party that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and as of the Closing Date.

        (a)    Organization of the Plains Parties.    Each Plains Party is a limited partnership duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation.

        (b)    Authorization of Transaction.    Each Plains Party has full power and authority to execute and deliver each Transaction Agreement to which such Plains Party is a party and to perform its obligations thereunder. Each Transaction Agreement to which any Plains Party is a party constitutes the valid and legally binding obligation of such Plains Party, enforceable against such Plains Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for the filing of a premerger notification and report form under the HSR Act and the filings under the Competition Act and the Investment Canada Act, no Plains Party need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, the Plan of Merger or any other Transaction Agreement to which such Plains Party is a party.

        (c)    Noncontravention.    Neither the execution and delivery of any Transaction Agreement to which any Plains Party is a party, nor the consummation of any of the transactions contemplated thereby, shall (A) violate any Law to which any Plains Party is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Plains Party is a party or by which it is bound or to which any of its assets are subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of such Plains Party to consummate the transactions contemplated by such Transaction Agreement.

        (d)    Brokers' Fees.    No Plains Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or by the Plan of Merger for which any Link Party could become liable or obligated.

        (e)    Financing.    The Plains Parties have currently available all funds necessary to pay the Purchase Price and to perform all other obligations under this Agreement and the Plan of Merger.

        (f)    Litigation.    There are no claims, disputes or litigation pending or, to the Plains Parties' Knowledge, threatened against any Plains Party that would prevent the consummation of the transactions contemplated by this Agreement and by the Plan of Merger.

5.    Pre-Closing Covenants.    The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

        (a)    Regulatory Filings; General.    Prior to the date of this Agreement, the Parties have prepared and filed all necessary filings in connection with the transactions contemplated by this Agreement and by the Plan of Merger under the HSR Act, the Competition Act and the Investment Canada Act and any waiting period required under such acts has expired or an exemption from the requirements of such acts has been obtained. Each of the Parties will give any notices to, make any additional filings with, and use their commercially reasonable best efforts to obtain any necessary additional authorizations, consents, and approvals of any Governmental Authority in connection with the transactions contemplated by this Agreement and by the Plan of Merger. Each of the Parties will use its commercially reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement and by the Plan of Merger (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

        (b)    Notices and Consents.    (i) Prior to the Closing Date, the Parties will give confirmatory notices to third parties using the form attached hereto as Exhibit H, and the Parties will use their commercially reasonable best efforts to obtain any third party consents that are necessary (if any are necessary) to vest the Plains Parties with the benefits and burdens of any Crude Oil Business Asset upon the consummation of the Merger and the Canadian Asset Sale.

          (ii)   The Plains Parties will use their commercially reasonable best efforts to enter into arrangements to support or replace, as of the Closing Date, the guarantees, indemnities, performance bonds, letters of credit and similar arrangements granted by Link or any of its Affiliates in connection with the Crude Oil Business, which instruments are listed on Schedule 5(b)(ii) , and shall, after the Closing and until such time as all such replacement arrangements are in place, indemnify and hold harmless Link against all claims and liabilities arising under such guarantees, indemnities, performance bonds, letters of credit and similar arrangements.

        (c)    Operation of Business.    With respect to the Crude Oil Business and the Crude Oil Business Assets, the Link Parties agree from the date hereof until Closing that, except as otherwise permitted pursuant to this Agreement:

          (i)    Except as otherwise expressly contemplated by this Agreement or the Plan of Merger or as consented to in writing by Plains (on behalf of the Plains Parties) (such consent not to be unreasonably withheld with respect to clause (A) below) from the date hereof to the Closing, Link shall (A) cause the Link Parties to conduct the Crude Oil Business in the Ordinary Course of Business, maintain the Crude Oil Business Assets in all material respects and comply in all material respects with applicable Laws, including making the pre-Closing capital expenditures set forth in Schedule 5(c) and in the Link Parties' operations and budget plan as of the date of this Agreement, (B) use their respective reasonable best efforts to preserve the business organization of the Crude Oil Business intact, keep available the services of employees of the Link Parties and preserve the existing relations with customers, suppliers and other Persons with which the Crude Oil Business has significant business dealings, (C) pay all Taxes and assessments that become due or payable prior to the Closing Date and (D) perform and comply in all material respects with all of the material covenants and conditions contained in the Contracts. The Link Parties also agree to use their commercially reasonable best efforts to keep the Insurance Policies (other than those constituting Link Allocated Assets) in full force and effect through the Closing Date.

          (ii)   From and after the date hereof to the Closing Date, except as otherwise permitted pursuant to this Agreement, the Link Parties and their Affiliates shall not, without the prior written consent of Plains (on behalf of the Plains Parties) (such consent not to be unreasonably withheld with respect to paragraphs (F), (G) (other than with respect to real estate), (J), (M) and (N) below or paragraph (Q) below to the extent relating to the foregoing paragraphs):

            (A)  (1) increase the compensation payable to or to become payable to or grant any bonuses (other than, with the consent of Plains (such consent not to be unreasonably withheld), retention bonuses) to any former or present director, officer, employee or consultant of Link Parties or their Affiliates, (2) enter into or amend any employment, severance, termination or similar agreement or arrangement with any such former or present director, officer, employee or consultant, (3) establish, adopt, enter into or amend or modify any benefit plan, policy or arrangement except as may be required by applicable Laws, (4) grant any severance or termination pay except in accordance with normal severance and termination procedures, (5) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any benefit plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), or (6) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement; except (x) pursuant to any contract, agreement or other legal obligation of any Link Party or its Affiliates existing at the date of this Agreement and disclosed to Plains and (y) as required by applicable Laws;

            (B)  declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding Equity Interests of the Link Parties;

            (C)  (1) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Interests of the Link Parties, or (2) effect any reorganization or recapitalization or split, combine or reclassify any of the Equity Interests of the Link Parties or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Interests;

            (D)  (1) offer, issue, deliver, grant or sell, or authorize or propose the offering, issuance, delivery, grant or sale (including the grant of any Liens or limitations on voting rights), of any Equity Interests of the Link Parties or (2) amend or otherwise modify the terms of any outstanding Equity Interests the effect of which will be to make such terms more favorable to the holders thereof;

            (E)  (1) adopt a plan of complete or partial dissolution or liquidation, (2) acquire or agree to acquire, by merging or consolidating with, purchasing Equity Interests in, or purchasing all or, to the extent outside the Ordinary Course of Business, a portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire outside the Ordinary Course of Business any assets or property of any other Person or (3) make any loans, advances or capital contributions to, or investments in any Person, other than the extension of trade credit in the Ordinary Course of Business;

            (F)  make or commit to make any capital expenditures other than (1) those set forth in Schedule 5(c), (2) reasonable expenditures made by the Link Parties in connection with any emergency or force majeure events or compliance with laws affecting the Link Parties and (3) other capital expenditures not in excess of $150,000 in any calendar month;

            (G)  sell, transfer, lease, exchange or otherwise dispose of, whether by merging, consolidating or in any other manner, or grant any Lien with respect to, any of the properties or assets of the Link Parties, except for sales of inventory in the Ordinary Course of Business;

            (H)  adopt or propose any amendments to the Organizational Documents of the Link Parties;

            (I)   (1) change in any material respect any of their methods or principles of accounting in effect at December 31, 2003, except to the extent required by Link's independent accountants or to comply with GAAP, (2) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (3) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (4) change any of their material methods of reporting income or deductions for United States federal income tax purposes from those employed in the preparation of the United States federal income tax returns for the taxable year ended December 31, 2003, except, in each case, as may be required by applicable Law;

            (J)   incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (1) additional Indebtedness incurred in the Ordinary Course of Business and (2) trade payables incurred in the Ordinary Course of Business;

            (K)  pay, discharge, settle or satisfy any claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $100,000 in the aggregate or providing for nonmonetary relief to another Person, including injunctive relief or the imposition of any restriction upon the Crude Oil Business (inclusive of any consent decree), except (1) in the Ordinary Course of Business and (2) pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;

            (L)  take or cause to be taken any action that could reasonably be expected to result in any of the conditions contained in Section 7(a) not being satisfied;

            (M) except with respect to floating price Crude Contracts with a term of less than 180 days and with premiums consistent with past practice, (1) renew, modify, amend or terminate any material Contract to which any of the Link Parties is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder, which renewal, modification, amendment, termination, waiver, delay, release or assignment would adversely affect the Crude Oil Business, (2) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Link Parties or their Affiliates, (3) enter into any contract, agreement or commitment with respect to the Crude Oil Business Assets that cannot be cancelled within 30 days, (4) enter into any contract, agreement or commitment for the fixed price purchase or sale of crude oil or condensate; or (5) enter into any agreements or contracts that if entered into on or prior to the date hereof would be required to be disclosed in Schedule 3(k)(i) or that are inconsistent with Link Parties' past business practice;

            (N)  honor or accept any pre-Closing requests for drawdowns or withdrawals from the inventory owned by the Link Parties, their Affiliates' shippers or other shippers that would be implemented in a manner inconsistent with the applicable tariff and would not reasonably be expected to result in the aggregate amount of linefill being less than the aggregate amount reflected on Exhibit B of Schedule 2(f);

            (O)  enter into any agreements, understandings, contracts or commitments with, or engage in any transactions or transfers of assets or liabilities to or from, the Link Parties or any of their Affiliates;

            (P)   other than routine compliance filings, make any filings or submit any documents or information to the Federal Energy Regulatory Commission without prior consultation with Plains (on behalf of the Plains Parties); or

            (Q)  agree in writing or otherwise to take any of the foregoing actions set forth in this Section 5(c).

        (d)    Access.    The Link Parties will permit representatives of the Plains Parties to have reasonable access, at the Plains Parties' expense, at all reasonable times, to all premises, properties, books, records (including Tax records), Contracts (including Crude Contracts), and documents of or pertaining to the Crude Oil Business or the Crude Oil Business Assets and the Available Employees; provided, that such reasonable access will not extend to any books, records, contracts or documents (i) which are protected by the attorney-client privilege and are outside the scope of the Joint Defense Agreement dated as of February 27, 2004 between Plains and Link, or (ii) with respect to which disclosure is prohibited pursuant to applicable regulations of the Federal Energy Regulatory Commission. Each Plains Party will treat and hold as such any Confidential Information it receives from any Link Party or its representatives, agents, employees, officers or partners in the course of the reviews contemplated by this Agreement and by the Plan of Merger, will not use any of the Confidential Information except in connection with this Agreement or the Plan of Merger, and, if this Agreement is terminated for any reason whatsoever, will return to the Link Parties all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

        (e)    Notice of Developments.    Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Sections 3 and 4 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

        (f)    Casualty Loss.    If prior to the Closing Date (i) any Crude Oil Business Asset material to the operations of the Crude Oil Business as presently conducted is or (ii) any Crude Oil Business Assets presently used in the Ordinary Course of Business and with a replacement cost reasonably estimated to be $1 million or greater are damaged or destroyed by fire, flood, storm, or other casualty of a similar nature, or are taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss"), the Link Parties shall repair or replace, as applicable, prior to Closing any such damaged, lost or destroyed Crude Oil Business Assets or, if not so repaired or replaced as of Closing, the Purchase Price shall be reduced by the cost of such repair or replacement, as reasonably determined by the mutual agreement of Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties); provided, however, if the cost to repair or replace the damaged, lost or destroyed Crude Oil Business Assets is greater than $25 million, then Plains (on behalf of the Plains Parties) may terminate this Agreement in accordance with Section 9 below.

        (g)    Pro Forma Financial Statements.    The Link Parties shall reasonably assist the Plains Parties, including by providing reasonable access to relevant records and documents in accordance with Section 5(d), in the preparation of unaudited pro forma adjustments to the Audited Financial Statements to carve out the assets, liabilities and operations of Link and its subsidiaries not allocated to the Plains Constituent Parties pursuant to the Plan of Merger or sold to Plains Canada in the Canadian Asset Sale.

        (h)    [Intentionally Omitted].

        (i)    Ownership of Equity Interests.    The Link Parties hereby covenant that, from the date hereof to the Closing, the Link Parties will, and will cause their respective Affiliates to, maintain ownership of the Equity Interests of the Link Parties. The Link Parties hereby covenant not to, and to cause their respective Affiliates not to, issue any Equity Interest in the Link Parties from the date hereof through the Closing. The Link Parties will not, and will cause their respective Affiliates not to, directly or indirectly, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, suffer any Liens upon, pledge, hypothecate or otherwise dispose of any Equity Interest of the Link Parties.

        (j)    No Solicitation.    (i) From and after the date hereof, the Link Parties shall not (whether directly or indirectly through officers, directors, employees, affiliates, partners, unitholders, representatives, agents, or any other Person acting on behalf of any Link Party) and the Link Parties shall not authorize or permit their respective Affiliates, officers, directors, employees, partners, members, unitholders, stockholders, representatives, agents, or any other Person acting on their behalf, to, directly or indirectly, (A) continue any discussions or negotiations, if any, with any Person, other than the Plains Parties and their Affiliates, conducted heretofore with respect to any Alternative Proposal or which could reasonably be expected to lead to an Alternative Proposal, (B) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Alternative Proposal, (C) participate in any discussions or negotiations regarding any Alternative Proposal, (D) furnish to any Person any information, data or access to the properties of Link or its subsidiaries in connection with, or take any other action to facilitate, the making of any proposal that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, (E) approve or recommend or propose publicly to approve or recommend any Alternative Proposal or (F) enter into any agreement, arrangement or understanding contemplating or with respect to an Alternative Proposal or requiring the Link Parties to abandon, terminate or fail to consummate the transactions contemplated by this Agreement and by the Plan of Merger.

          (ii)   Notwithstanding the foregoing, in response to a bona fide written Alternative Proposal that the Special Committee of the Board of Directors of Link determines in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in (in all cases taking into account all the terms and conditions of such proposal and this Agreement and the Plan of Merger, including any changes to the financial terms of this Agreement and/or the Plan of Merger proposed by Plains in response to such proposal or otherwise) a Superior Proposal, and which Alternative Proposal was not solicited, encouraged or facilitated after the date hereof in breach of this Section 5(j) and was made after the date hereof and did not otherwise result from a breach of this Section 5(j), Link may, if the Special Committee of the Board of Directors of Link determines in good faith (upon written advice of outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to Link's debtholders and unitholders under applicable Laws, and subject to compliance with Section 5(j)(iii), (A) furnish information with respect to Link, the other Link Parties, their respective Affiliates and the Crude Oil Business to the Person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with the Person making such Alternative Proposal (and its representatives) regarding such Alternative Proposal; provided, that in the case of clauses (A) and (B) above, no information may be provided to the Person making such Alternative Proposal unless previously provided to any Plains Party and no information may be provided to any Person and no discussions or negotiations may commence respecting any such proposal until 72 hours after Link has advised Plains of its intention to do so and provided Plains a copy of (or an accurate and complete description of all material terms of) such proposal.

          (iii)  In addition to the obligations of the Link Parties set forth in paragraphs (i) and (ii) of this Section 5(j), Link (on behalf of the Link Parties) shall as promptly as possible (but in no case later than 24 hours after actual receipt by a director or officer of Link or its Affiliates) provide Plains with a copy of any written Alternative Proposal received and a written statement with respect to any non-written Alternative Proposal received or any inquiries or requests for information related to an Alternative Proposal, which statement shall include the material terms thereof and the identity of the Person making the Alternative Proposal. Link shall keep Plains fully informed on a reasonably current basis of any proposals, inquiries or material developments with respect to any proposals, inquiries or discussions. If Link or any of its Affiliates or its or their representatives, agents or other Persons acting on their behalf receives a request for information from a Person who has made an unsolicited bona fide written Alternative Proposal involving Link or its Affiliates and Link is permitted to provide such Person with information, Link will provide to Plains a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Plains a list of, and copies of, the information provided to such Person concurrently with its delivery to such Person and promptly provide Plains with access to all information to which such Person was provided access, in each case only to the extent not previously provided to any Plains Party.

        (k)    [Intentionally Omitted]

        (l)    Transition Information.    Promptly following any request by Plains (on behalf of the Plains Parties) from time to time, the Link Parties shall provide the Plains Parties with access to and the ability to copy all information and records (including relevant division order data but excluding personnel records) to accommodate the Plains Parties' transition integration efforts.

        (m)    Permitted Actions.    Notwithstanding anything to the contrary contained in this Agreement, (i) Link or any of its Affiliates may incur up to $20 million of additional Indebtedness, pursuant to a new credit facility or by means of an increase in borrowing capacity under an existing credit facility over the aggregate amount of Indebtedness of Link and its subsidiaries on a consolidated basis as of December 31, 2003 (including, for purposes of this paragraph only, the aggregate amount of committed but undrawn amounts under Link's (or any of its subsidiaries') credit facilities as of such date, which collectively aggregated $266.9 million as of December 31, 2003) and, in connection therewith, repay outstanding Indebtedness with the proceeds of any such additional Indebtedness and grant additional Liens on any of its assets (provided that any such Liens shall be released on or prior to the Closing), (ii) prior to Closing, Link and its Affiliates shall effect such contributions, transfers, assignments and assumptions which are necessary to ensure that, as of the Closing, all of the Crude Oil Business Assets and Plains Allocated Liabilities are owned, assumed or otherwise vested in one or more of the Link

Constituent Parties, LECLP or Link Canada and shall promptly (and in any event prior to Closing) provide Plains documentation evidencing any such contribution, transfer, assignment or assumption, and (iii) prior to Closing, Link or any of its Affiliates may withdraw any and all cash balances in any bank accounts to be allocated or transferred to the Plains Parties pursuant to the Plan of Merger or the Canadian Asset Sale.

        (n)    [Intentionally Omitted]

6.    Closing and Post-Closing Covenants.    The Parties agree as follows with respect to the period at and following the Closing:

        (a)    General.    In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and the Plan of Merger, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

        (b)    Litigation Support.    In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or the Plan of Merger or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date relating to the Crude Oil Business Assets or the Crude Oil Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

        (c)    Employment Matters.

          (i)    Schedule 6(c) sets forth the name, job title, location and hire date for each Available Employee. Prior to the Closing, Plains or an Affiliate of Plains will offer employment to the Available Employees, with the exception of Link's Chairman of the Board and Chief Executive Officer, President and Chief Commercial Officer, and Chief Financial Officer (the "Excluded Executives") and will provide an offer letter to each such Available Employee in the form of Exhibit I. However, if an Available Employee is not actively at work on the Closing Date due to short-term disability, his or her employment with Plains shall not begin until he or she begins active employment with Plains, provided such active employment begins within 90 days of the Closing Date. The Link Parties shall list on a supplemental Schedule 6(c) (to be provided by Link to Plains no less than one day prior to the Closing Date) each Available Employee who is on a short term disability leave on the Closing Date and the date such short term disability leave began. At the Closing, Plains shall pay to each Excluded Executive, by wire transfer or Automated Clearing House direct deposit of immediately available funds (or if the applicable Excluded Executive has not provided Plains with necessary bank account details, by check), the severance amounts payable in accordance with the agreements listed on Schedule 6(c). Plains may at any time meet with managerial and supervisory personnel of the Link Parties and the Link Parties shall cooperate with and assist Plains to effectuate such meetings. The Link Parties shall assist Plains to arrange or effectuate meetings with employees. Such assistance by the Link Parties shall include, but not be limited to, distributing notices prepared by Plains that notify the employees of the time, location and date of such meetings.

          (ii)   (A) [Intentionally omitted]

            (B)  As to the Available Employees (other than the Specified Available Employees) who are employed by Plains or an Affiliate of Plains upon the Closing (or, if on a short term disability leave on the Closing Date, who are employed by Plains or an Affiliate of Plains within 90 days of the Closing Date), but whose employment is terminated by Plains and its Affiliates at any time prior to the first anniversary of the Closing Date, Plains or an Affiliate of Plains shall pay such Available Employee severance in an amount no less than that to which such Available Employee would have been entitled under any Link Party's severance plan as in effect on the date of this Agreement, calculated on the basis of such Available Employee's salary in effect on the date of this Agreement. Such severance amount will not exceed per employee more than two weeks pay per year of service with a maximum of 26 weeks and a minimum of 4 weeks, in addition to associated payroll Taxes, calculated on the basis of such Available Employee's salary in effect on the date of this Agreement.

            (C)  Each employment agreement or change in control agreement between any Link Party and any Available Employee, together with a description of the amounts payable thereunder, is set forth on Schedule 6(c) (any person with whom such an agreement is in effect on the date of this Agreement being referred to herein as a "Specified Available Employee"). At the Closing, Plains shall pay, by wire transfer (or Automated Clearing House direct deposit) of immediately available funds (or, if the applicable Specified Available Employee has not provided Plains with necessary bank account details, by check), (i) to each Specified Available Employee the amount, less applicable withholding Taxes in an amount specified by Link, to which such Specified Available Employee is entitled in the event of a Change in Control Termination (as such term is defined in the applicable employment agreement or change in control agreement) pursuant to the terms of the applicable employment agreement or change in control agreement and (ii) to Link the amount of the applicable withholding Taxes not paid to each Specified Available Employee; provided, that such Specified Available Employee executes and delivers at the time of such payment a Settlement and Release Agreement in the form attached as Exhibit N; provided, further, that if such Specified Available Employee does not execute and deliver such Settlement and Release Agreement, Plains shall make the payment contemplated by this Section 6(c)(ii)(C), including any applicable withholding Taxes, in respect of such Specified Available Employee to Link (on behalf of the Link Parties) and the Link Parties shall retain all obligations under such employment agreement or change in control agreement.

            (D)  The Plains Parties shall indemnify and hold harmless the Link Parties from losses arising from severance claims made by any Available Employee terminated by any Plains Party after the Closing; provided, that such indemnification obligation with respect to any particular Available Employee shall not exceed the amount which would have been payable to such Available Employee under the terms of any Link Party's severance plan as in effect on the date of this Agreement, calculated on the basis of such Available Employee's salary in effect on the date of this Agreement. Such severance amount will not exceed per employee more than two weeks pay per year of service with a maximum of 26 weeks and a minimum of 4 weeks, in addition to associated payroll Taxes, calculated on the basis of such Available Employee's salary in effect on the date of this Agreement.

          (iii)  All offers of employment by Plains or an Affiliate of Plains contemplated in this Section 6(c) shall be expressly conditioned upon the Closing occurring.

          (iv)  Nothing in this Section 6(c) or elsewhere in this Agreement or in the Plan of Merger is intended to confer upon any past, present or future employee of any Link Party or ERISA Affiliate thereof or his or her legal representatives, any rights as a third party beneficiary or otherwise or any other rights or remedies of any nature or kind whatsoever under or by reason of this Agreement or the Plan of Merger or the transactions contemplated hereby or thereby, including without limitation, any rights of employment, continued employment, or any rights under or with respect to any welfare benefit, pension or other fringe benefits plan, program or arrangement. Nothing contained in this Agreement or in the Plan of Merger shall restrict in any way the right of Plains or any Affiliate of Plains, in its sole discretion, to establish, amend or terminate any employee benefit plan, arrangement, program, practice, policy or procedure. All rights and obligations created by this Agreement are solely between the Parties hereto.

          (v)   Schedule 6(c) sets forth a list of each currently effective non-competition and confidentiality agreement with current or former employees of any Link Party.

          (vi)  Upon commencement of employment by Plains of the Available Employees, such Available Employees will be eligible for participation in all employee benefit plans (within the meaning of Section 3(3) of ERISA) and other benefit and compensation arrangements (including severance arrangements) or practices for which similarly situated employees of Plains or an Affiliate of Plains are eligible ("Plains' Plans"), in accordance with the terms of Plains' Plans; provided, that for purposes of eligibility to participate and vesting, such Available Employees (other than, with respect to vesting under any severance arrangement, the Specified Available Employees) will receive credit under Plains' Plans for their period of employment with any Link Party ("Past Service"), to the extent such Past Service was recognized by such Link Party under the comparable Link Party employee benefit plan. For the avoidance of doubt, for purposes of eligibility to participate and vesting under any Plains Party's severance plan for the period commencing one year after the Closing Date, such Available Employees (other than, with respect to vesting, the Specified Available Employees) will receive credit under such severance plan for Past Service, to the extent such Past Service was recognized by such Link Party under such Link Party's severance plan. Upon employment with Plains or an Affiliate of Plains, Available Employees' Past Service will be recognized for vacation eligibility under the vacation plan maintained by Plains or an Affiliate of Plains to the extent such Past Service was recognized under the applicable Link Party's vacation plan.

          (vii) As between the Link Parties and the Plains Parties, and as to the Available Employees who become employees of Plains or an Affiliate of Plains, the Link Parties will be responsible for all workers compensation claims arising out of any injuries or diseases which occur prior to their employment commencement date with Plains or an Affiliate of Plains. Plains shall be responsible for all workers compensation injuries and diseases which occur after their employment commencement date with Plains or an Affiliate of Plains.

          (viii) The Link Parties shall be responsible for providing health care continuation coverage as required by Code section 4980B and Part 6 of Title I of ERISA ("COBRA") and for the health care claims, whether reported or unreported, of the Available Employees (and their covered dependents) who do not become employees of Plains or an Affiliate of Plains and of the Available Employees (and their covered dependents) who experience a "qualifying event" (as defined by COBRA) in connection with any Link Party's employee benefit plans. Plains will be responsible for providing health care continuation coverage, if any, as required by COBRA to the Available Employees (and their covered dependents) who are employed by Plains or an Affiliate of Plains on or after the Closing Date and who thereafter experience a "qualifying event" (as defined by COBRA) in connection with Plains' Plans.

          (ix)  After the Closing Date, the amount applied toward deductibles and out of pocket maximums in any Link Party's employee benefit plans, from January 1, 2004 to the Available Employee's employment commencement date with Plains or an Affiliate of Plains, will be recognized toward satisfaction of deductibles and out of pocket maximums under the Plains' Plans which provide health care benefits for the calendar year 2004. For such amounts to be recognized, Available Employees will be required to provide an Explanation of Benefits to the appropriate ASO vendor with the first claim filed under the Plains' Plans which provide health care benefits.

          (x)   No preexisting condition, exclusion or limitation shall be applicable with respect to the participation and coverage of any Available Employee or dependent in any of Plains' Plans which is a medical plan; provided, that (A) such Available Employee and his or her covered dependent(s) were (1) covered under any Link Party-provided medical plan and (2) not excluded immediately prior to his employment commencement date with Plains or an Affiliate of Plains under any Link Party-provided medical plan due to a preexisting condition limitation, and (B) such Available Employee timely presents a Certificate of Creditable Coverage to the plan administrator verifying creditable coverage for the Available Employee and his or her eligible dependents and, provided further, that to the extent such Available Employee and his or her covered dependent(s) are not otherwise excluded due to a preexisting condition, such Available Employee and his or her covered dependents enroll in such plan of Plains or an Affiliate of Plains within 30 days of his employment commencement date with Plains or an Affiliate of Plains. Notwithstanding anything herein to the contrary, Plains' Plans will not impose any preexisting condition exclusions on Available Employees or their dependents in excess of what is allowed under applicable law.

          (xi)  [Intentionally omitted]

          (xii) On or before the Closing Date, Link shall provide to the Plains Parties a schedule listing the following information, current as of the date such information is provided, with respect to each Specified Available Employee: name, social security number, base salary, job title and home address.

        (d)    Further Assurances.    From time to time following the Closing, the Link Parties shall take such additional actions and execute and deliver such further documents as the Plains Parties may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby and by the Plan of Merger. Without limiting the generality of the foregoing, if the Secretary of State of the State of Texas does not issue a certificate of merger upon submission of the Certificates of Merger, whether due to any failure of the Certificates of Merger or Plan of Merger to comply with applicable Law or for any other reason, the Link Parties shall promptly take all action required to cause the Link Constituent Parties to correct such failure through the filing of amended Certificates of Merger or otherwise. Without limiting the foregoing provisions, promptly following request by Plains the Link Parties shall request that the insurers under one or more Insurance Policies allocated to the Plains Constituent Parties pursuant to the Plan of Merger consent to the applicable Plains Constituent Parties succeeding to the rights of the applicable Link Parties under such policies.

        (e)    Pro Forma Financial Statements.    To the extent the pro forma financial statements contemplated by Section 5(g) are not complete at Closing, the covenant of the Parties contained in Section 5(g) will survive the Closing.

        (f)    Use of Link Energy's Name and Website.    (i) Effective as of the Closing Date, the Plains Parties shall have the right to use the name "Link Energy" and all variants and derivatives thereof in connection with its operations relating to the Crude Oil Business Assets or the Crude Oil Business for a period of six months following the Closing Date after which time the Plains Parties shall have no further right to use such name.

          (ii)   The Link Parties shall (A) for a period of six months after the Closing, maintain a prominently-displayed description of the transactions contemplated by the Plan of Merger and the Canadian Asset Sale and include a link on the website "linkenergy.com" to Plains' website, and (ii) for a period of 90 days after the Closing, maintain on the website "linkenergy.com" the historical pricing information for customers of the Crude Oil Business posted on such website as of the Closing, and include thereon a prominently-displayed link to the posting on Plains' website of historical and current pricing information for customers of the Crude Oil Business. For the six month period commencing on the Closing Date, the Plains Parties will have the right to use, at the Plains Parties' expense, the website "linkenergy.com" and the Link Parties' e-mail system as necessary to operate the Crude Oil Business.

        (g)    Delivery of Records; Access to Files.

          (i)    At the Closing, Link (on behalf of the Link Parties) shall deliver to Plains (on behalf of the Plains Parties) originals of the Records.

          (ii)   All Link Retained Records and Records shall be retained by Link and Plains in accordance with applicable Laws.

        (h)    Access.    After the Closing, the Plains Parties shall give Link and its Affiliates and their representatives reasonable access, during normal business hours and upon reasonable notice, to all Records, and to furnish copies thereof, which Link or its Affiliates or their representatives reasonably request, including in connection with the preparation of Tax Returns or with claims, proceedings, actions, investigations, audits, and other regulatory or legal proceedings, and the Plains Parties shall furnish reasonable assistance (including access to personnel) to Link and its Affiliates and their representatives in connection therewith. After the Closing, Link will give each Plains Party and its Affiliates and their representatives reasonable access, during normal business hours and upon reasonable notice, to all Link Retained Records (other than personnel records), and to furnish copies thereof, which such Plains Party or its Affiliates or their representatives reasonably request, including in connection with the preparation of Tax Returns or with claims, proceedings, actions, investigations, audits, and other regulatory or legal proceedings, and Link shall furnish reasonable assistance (including access to personnel) to such Plains Party and its Affiliates and their representatives in connection therewith. The Plains Parties and the Link Parties shall not destroy any Records or Link Retained Records, respectively, prior to the seventh anniversary of the Closing (provided that with respect to Tax records, such period shall be the applicable statutory period of limitations taking into account extensions and waivers thereof), and in any event neither the Plains Parties nor the Link Parties will destroy or permit the destruction of any such records without providing the other party notice and the opportunity to obtain such records at least 120 days prior to the destruction thereof.

        (i)    [Intentionally Omitted]

        (j)    [Intentionally Omitted]

        (k)    Release.    Each Link Party hereby releases Plains and its Affiliates from any claim that existed immediately prior to the Closing exclusively between any of the Link Parties.

        (l)    Confidentiality.    (i) During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, except as required by applicable law:

            (A)  the Link Parties and their Affiliates shall not, directly or indirectly, disclose to any Person (other than their Affiliates, directors, employees, officers and agents (including accountants, legal counsel and other advisors) who have been made aware of the disclosure limitations set forth herein) any information, in any form, that is not generally available to the public acquired prior to the Closing Date, relating to the Crude Oil Business, the Crude Oil Business Assets or the Plains Allocated Liabilities, including information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the services provided by the Link Parties), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used by the Link Parties, regardless of whether such information was or is owned on the date hereof by the Link Parties; and

            (B)  the Plains Parties and their Affiliates shall not, directly or indirectly, disclose to any Person (other than their Affiliates, directors, employees, officers and agents (including accountants, legal counsel and other advisors) who have been made aware of the disclosure limitations set forth herein) any information, in any form, that is not generally available to the public acquired prior to the Closing Date, relating to the Link Allocated Assets, the Link Retained Items or the Link Retained Obligations, regardless of whether such information was or is owned on the date hereof by the Plains Parties.

          (ii)   In the event that any Link Party or Plains Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any information covered by Section 6(l)(i) above, such Party will notify the other Party promptly of the request or requirement prior to disclosure so that such Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(l). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any such information to any Governmental Authority or else stand liable for contempt, such Party may disclose such information to the Governmental Authority; provided, however, that such Party shall use its commercially reasonable best efforts to obtain, at the request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed as such Party shall designate.

          (iii)  Notwithstanding anything herein to the contrary or in any other express or implied understanding or agreement (if any) (whether or not such understanding or agreement is legally binding) by which any Party is bound, the obligations of confidentiality contained herein and therein (if any), as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or the tax treatment of the transactions contemplated by this Agreement, and the Parties (and each employee, representative or other agent of the Parties) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including any opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure.

7.    Conditions to Obligation to Close.

        (a)    Conditions to Obligation of the Plains Parties.    The obligation of each Plains Party to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)    the representations and warranties set forth in Section 3 above (other than those set forth in Sections 3(k)(ii) and 3(x)) shall be true and correct at and as of the Closing Date and the Link Parties shall have performed and complied with all of their covenants hereunder prior to or as of the Closing (in each case, without giving effect to any qualification as to materiality, Material Adverse Effect or concepts of similar importance and in the case of the representations and warranties set forth in Sections 3(p)(ii), (vi) and (vii), without giving effect to any qualification as to the Knowledge of the Link Parties; provided, this parenthetical shall not apply to the representation and warranty set forth in Section 3(f)(i); provided, further, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct combined with the failure to perform or noncompliance with any such covenants could not in the aggregate reasonably be expected to result in Adverse Consequences to the Crude Oil Business, the Crude Oil Business Assets or the Plains Parties equal to or in excess of $10 million;

          (ii)   the representations and warranties set forth in (A) Section 3(k)(ii) shall have been true and correct at and as of the date of this Agreement, and (B) the second sentence of Section 3(x) shall be true and correct at and as of the Closing Date;

          (iii)  there shall not be any preliminary or permanent injunction or order in effect preventing consummation of any of the transactions contemplated by this Agreement or by the Plan of Merger, and there shall not be any proceeding pending or threatened by any Governmental Authority that is reasonably likely to prohibit the consummation of such transactions;

          (iv)  the Link Parties shall have delivered to the Plains Parties the deliveries for which they are responsible referenced in Section 2(e);

          (v)   the Link Parties and the Plains Parties shall have received all material authorizations, consents, and approvals of any Governmental Authority;

          (vi)  No event or occurrence exists and is continuing that materially impairs the Link Parties' ability to process electronically transactions pursuant to the Link Parties' Crude Contracts comprising Crude Oil Business Contracts;

          (vii) the Closing shall occur on or prior to April 15, 2004; and

          (viii) all actions to be taken by the Link Parties in connection with the consummation of the transactions contemplated hereby and by the Plan of Merger and all certificates, instruments, and other material documents required to effect the transactions contemplated hereby and by the Plan of Merger will be reasonably acceptable in form and substance to the Plains Parties.

  The Plains Parties may waive any condition specified in this Section 7(a) if Plains (on behalf of the Plains Parties) executes a written communication so stating at or prior to the Closing.

        (b)    Conditions to Obligation of the Link Parties.    The obligation of each Link Party to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)    the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

          (ii)   the Plains Parties shall have performed and complied with all of their covenants hereunder in all respects prior to or as of the Closing Date;

          (iii)  there shall not be any preliminary or permanent injunction or order in effect preventing consummation of any of the transactions contemplated by this Agreement or by the Plan of Merger, and there shall not be any proceeding pending or threatened by any Governmental Authority that is reasonably likely to prohibit the consummation of such transactions;

          (iv)  the Plains Parties shall have delivered to the Link Parties the deliveries for which they are responsible referenced in Section 2(e);

          (v)   the Link Parties and the Plains Parties shall have received all material authorizations, consents, and approvals of any Governmental Authority;

          (vi)  the Link Parties shall have received in the aggregate no less than $16,666,666.66 from Shell Oil Company and/or its Affiliates (or their insurers) in settlement of the Link Parties' litigation proceedings against Shell Oil Company and its Affiliates;

          (vii) Plains shall have paid all amounts payable at Closing to the Specified Available Employees (or, if applicable, pursuant to Section 6(c), to Link) and the Excluded Executives pursuant to Section 6(c);

          (viii) the Closing shall occur on or prior to April 15, 2004; and

          (ix)  all actions to be taken by the Plains Parties in connection with the consummation of the transactions contemplated hereby and by the Plan of Merger and all certificates, opinions, instruments, and other material documents required to effect the transactions contemplated hereby and by the Plan of Merger will be reasonably acceptable in form and substance to the Link Parties.

        The Link Parties may waive any condition specified in this Section 7(b) if Link (on behalf of the Link Parties) executes a written communication so stating at or prior to the Closing.

8.    Remedies for Breaches of this Agreement and the Plan of Merger.

        (a)    Disclaimers.    EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, EACH PLAINS PARTY ACKNOWLEDGES AND AGREES THAT THE LINK PARTIES HAVE NOT MADE, DO NOT MAKE, AND EXPRESSLY DISCLAIM ANY WARRANTIES, REPRESENTATIONS, COVENANTS, OR GUARANTEES, EITHER EXPRESS OR IMPLIED, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, ENVIRONMENTAL CONDITION, OR PHYSICAL CONDITION OF THE CRUDE OIL BUSINESS ASSETS, OR THEIR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. EACH PLAINS PARTY AFFIRMS THAT IT (I) HAS HAD THE OPPORTUNITY PRIOR TO EXECUTION OF THIS AGREEMENT AND THE PLAN OF MERGER TO INVESTIGATE AND VISUALLY INSPECT THE CRUDE OIL BUSINESS ASSETS, INCLUDING AN ENVIRONMENTAL PHASE I REVIEW (BUT NOT A PHASE II REVIEW), AND (II) HAS MADE ITS OWN DETERMINATION AS TO (A) THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY AND PHYSICAL CONDITION OF THE CRUDE OIL BUSINESS ASSETS AND (B) THE CRUDE OIL BUSINESS ASSETS' SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, INCLUDING THE INDEMNITY OBLIGATIONS IN THIS SECTION 8 AND THE LINK RETAINED OBLIGATIONS, EACH PLAINS PARTY HEREBY AGREES TO ACCEPT THE CRUDE OIL BUSINESS ASSETS UPON CLOSING IN THEIR PRESENT ENVIRONMENTAL CONDITION AND PHYSICAL CONDITION ON AN "AS IS", "WHERE IS", AND "WITH ALL FAULTS AND DEFECTS" BASIS, INCLUDING ENVIRONMENTAL, REGARDLESS OF HOW CAUSED OR CREATED (INCLUDING BY THE LINK PARTIES' NEGLIGENCE, ACTIONS, OMISSIONS, OR FAULT, PURSUANT TO ANY STATUTORY SCHEME INCLUDING DUE TO STRICT LIABILITY, OR OTHERWISE), AND ACKNOWLEDGES (SUBJECT TO THE EXCEPTION STATED AT THE BEGINNING OF THIS SENTENCE), THAT THE LINK PARTIES SHALL NOT BE UNDER ANY OBLIGATION WHATSOEVER PURSUANT TO THIS AGREEMENT OR THE PLAN OF MERGER TO UNDERTAKE ANY IMPROVEMENT, REPAIR, MODIFICATION, ALTERATION, OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY OF THE CRUDE OIL BUSINESS ASSETS.

        (b)    Survival of Representations, Warranties and Covenants.

          (i)    The representations and warranties of the Parties contained in this Agreement shall not survive the Closing.

          (ii)   All of the covenants and agreements of the Link Parties (including those relating to the Link Retained Obligations) and the Plains Parties contained in this Agreement shall survive the Closing and continue in full force and effect indefinitely.

        (c)    Indemnification Provisions for Benefit of the Plains Parties.    The Link Parties shall indemnify the Plains Parties from and against any Adverse Consequences the Plains Parties shall suffer arising out of (A) the Link Allocated Assets, the Link Retained Items and the Link Retained Obligations and (B) the BP Agreement. Notwithstanding anything to the contrary in this Agreement, the foregoing indemnity shall survive the Closing, shall continue in full force and effect indefinitely and shall not be subject to any limitation in amount of recovery.

        (d)    Indemnification Provisions for Benefit of the Link Parties.    Except as otherwise set forth in Section 8(g) below, the Plains Parties agree to indemnify the Link Parties from and against any Adverse Consequences the Link Parties shall suffer after the Closing Date arising out of (A) any Plains Allocated Liability, (B) any event or act first occurring after the Closing Date in connection with the Plains Parties' ownership or operation of the Crude Oil Business Assets after the Closing Date or (C) any severance claim made by any Available Employee and the Specified Available Employees, provided, this clause (d) shall not by implication or otherwise limit the Link Parties' obligations under clause (c) above.

        (e)    Matters Involving Third Parties.

          (i)    If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving written notice of the Third Party Claim; provided that the failure of the Indemnified Party to provide such notice within such five Business Day period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure to provide such notice) notify the Indemnifying Party thereof in writing.

          (ii)   The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages, does not impose an injunction or other equitable relief upon the Indemnified Party, and does not adversely effect the Plains Parties or their respective Affiliates as to periods following the Closing Date.

          (iii)  Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(e)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (iv)  In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (unless the Indemnified Party agrees to be responsible for and pay the settlement or judgment amount).

        (f)    Specific Performance.    The Plains Parties and the Link Parties acknowledge and agree that nothing in this Section 8 is intended to alter the Parties' rights pursuant to applicable Laws to seek specific performance for the nonperformance by any other Party of any covenant contained in this Agreement.

        (g)    Limitation on Damages.    IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS); PROVIDED, THAT IF ANY PARTY IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND THE OTHER PARTY IS OBLIGATED TO INDEMNIFY SUCH PARTY FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, SUCH OTHER PARTY SHALL BE LIABLE, AND OBLIGATED TO REIMBURSE SUCH PARTY, FOR SUCH DAMAGES.

        (h)    [Intentionally Omitted].

9.    Termination.

        (a)    Termination of Agreement.    This Agreement may be terminated as provided below:

          (i)    Plains (on behalf of the Plains Parties) and Link (on behalf of the Link Parties) may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii)   Plains (on behalf of the Plains Parties) may terminate this Agreement by giving written notice to Link at any time prior to the Closing in the event (A) (1) Link has within the then-previous ten Business Days given Plains any notice pursuant to Section 5(e) above and (2) the development that is the subject of the notice has had a Material Adverse Effect and would result in a failure of the condition set forth in Section 7(a)(i) or (B) of a Casualty Loss giving rise to a right of termination pursuant to Section 5(f);

          (iii)  Plains (on behalf of the Plains Parties) may terminate this Agreement by giving written notice to Link at any time prior to the Closing in the event Link has breached any representation, warranty, or covenant contained in this Agreement and any such breaches, individually or in the aggregate, result in a failure of the condition specified in Section 7(a)(i), Plains has notified Link of the breach, and the breach has continued without cure for a period of three days after the notice of breach;

          (iv)  Link (on behalf of the Link Parties) may terminate this Agreement by giving written notice to Plains at any time prior to the Closing in the event Plains has breached any representation, warranty, or covenant contained in this Agreement and such breach constitutes a material adverse effect on Plains' ability to consummate the transactions contemplated in this Agreement and in the Plan of Merger, Link has notified Plains of the breach, and the breach has continued without cure for a period of three days after the notice of breach;

          (v)   The Special Committee of the Board of Directors of Link may cause Link (on behalf of the Link Parties) to terminate this Agreement, if (A) such Special Committee of the Board of Directors by a vote of a majority of its members determines in good faith, based upon (among other things) the written advice of outside legal counsel, with respect to a Superior Proposal received after the date hereof that was not solicited, encouraged or facilitated in breach of, and did not otherwise result from a breach of, Section 5(j), that acceptance of such Superior Proposal is required to comply with its fiduciary duties to Link's debtholders and unitholders under applicable Law, (B) Link, at the direction of such Special Committee of the Board of Directors, notifies Plains in writing (a "Superior Proposal Termination Notice") that it intends to terminate this Agreement and enter into an agreement with respect to such Superior Proposal, which notification identifies the Person making the Superior Proposal and attaches the most current version of all proposed agreements related thereto (or a complete and accurate description of all material terms and conditions thereof), (C) Plains does not make, within five (5) full Business Days of receipt of Link's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that such Special Committee of the Board of Directors, by majority vote of the entire Special Committee of the Board of Directors, determines in good faith after consultation with its financial advisors, is at least as favorable to Link's debtholders and unitholders as such Superior Proposal, it being understood that Link shall not enter into any binding agreement with respect to such Superior Proposal during such five-Business Day period (it being further understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Superior Proposal Termination Notice and a new five Business Day period), (D) prior to such termination, Link shall, and shall cause its financial and legal advisors to, negotiate in good faith with Plains to make such adjustments to the terms and conditions of this Agreement and/or in the Plan of Merger as would enable Link to proceed with the transactions contemplated herein and (E) Link concurrently with termination pursuant to this Section 9(a)(v) pays to Plains (on behalf of the Plains Parties) the termination fee (as provided in

  Section 11(l)). Link agrees to notify Plains promptly of any material change in such proposal or if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; and

          (vi)  This Agreement shall automatically terminate if the Closing shall not have occurred prior to or on April 15, 2004.

        (b)    Effect of Termination.    If any Party terminates this Agreement, or this Agreement otherwise terminates, pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party except for Section 11(l) and any liability of any Party then in breach.

10.    Tax Matters.

        (a)    [Intentionally Omitted]

        (b)    Cooperation on Tax Matters.

          (i)    The Plains Parties and the Link Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns related to the Crude Oil Business Assets or the Crude Oil Business and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (ii)   The Plains Parties and the Link Parties further agree, upon request, to use their commercially reasonable best efforts to provide or obtain from any Governmental Authority or any other Person any certificate or other document as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby and by the Plan of Merger).

        (c)    Certain Taxes.    The Purchase Price includes all applicable sales and use taxes in the states in which the Crude Oil Business Assets are located, and the Link Parties shall file all necessary Tax Returns and other documentation with respect to and shall pay all transfer (including real property transfer Taxes), documentary, sales, use, stamp, registration and other similar Taxes and fees resulting from the transactions contemplated by this Agreement and by the Plan of Merger and, if required by applicable Laws, the Plains Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Prior to its receipt of any disbursement pursuant to Section 2(g)(iv), Link (on behalf of the Link Parties) shall cause to be paid all sales, transfer or other Taxes imposed by the State of Oklahoma (or any political subdivision thereof) in respect of the transactions contemplated by this Agreement and the Plan of Merger and on any actual or deemed transfers of assets related thereto and shall provide Plains (on behalf of the Link Parties) evidence of such payment reasonably satisfactory to Plains. In the event such Taxes have not been paid at the time of the disbursement to Link contemplated by Section 2(g)(iv), Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) shall deliver to the Escrow Agent a joint instruction letter whereby Link and Plains instruct the Escrow Agent to disburse to the appropriate Oklahoma taxing authorities any such Taxes imposed by the State of Oklahoma (or any political subdivision thereof).

        (d)    Confidentiality.    Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by applicable Laws.

        (e)    [Intentionally Omitted]

        (f)    Purchase Price Allocation.    Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) agree that the Base Purchase Price shall be allocated among the Link Parties in the amounts set forth on Schedule 10(f) hereto. Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) further agree to use commercially reasonable best efforts to agree upon an allocation of the Base Purchase Price, adjusted to take into account amounts paid to the Link Parties by the Escrow Agent and any adjustments made pursuant to Section 2 of this Agreement, among all such Crude Oil Business Assets, in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), within 90 days after the Closing Date. If Link and Plains agree upon such an allocation, the Parties further agree (i) to report the Tax consequences of the transactions contemplated herein and to file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with such allocation, (ii) not to take, or permit any Affiliate to take, any position for Tax purposes inconsistent therewith unless otherwise required by applicable law, and (iii) to furnish the other Party with a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten days prior to the filing of such form with the Internal Revenue Service.

        (g)    [Intentionally Omitted]

        (h)    Closing Tax Certificate.    At the Closing, LELP and LEPLP shall deliver to the Plains Parties a certificate of non-foreign status that meets the requirements of Treasury Regulation § 1.1445-2(b)(2).

11.    Miscellaneous.

        (a)    Press Releases and Public Announcements.    Promptly following the execution and delivery of this Agreement, the Parties shall issue, at mutually agreed times, their respective press releases in the forms attached as Exhibit J. Following the issuance of such press release, no Party shall issue any press release or make any public announcement (other than routine employee communications) relating to the subject matter of this Agreement and the Plan of Merger prior to the Closing without the prior written approval of the other Party; provided, that any Party may make any public disclosure it believes in good faith is required by applicable Laws or any listing or trading agreement concerning its publicly traded securities. The Parties shall consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and by the Plan of Merger or making any filing with respect to such transactions with the Securities and Exchange Commission.

        (b)    Intentionally Omitted.

        (c)    No Third-Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (d)    Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof including any letters of intent or proposal letters, including the intent and proposal letters of Link and Plains dated January 21, 2004, February 2, 2004, February 5, 2004, February 11, 2004 and February 13, 2004, and the Confidentiality Agreement dated December 10, 2003 between Link and Plains. In the event of any conflict between the terms of this Agreement and any conveyancing documents or any other ancillary documents executed in connection with this transaction, the terms of this Agreement shall control.

        (e)    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, the Plains Parties may assign this Agreement to an Affiliate of Plains; provided, further, any such assignment shall not release, affect or reduce in any way any Plains Party's obligations under this Agreement.

        (f)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g)    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (h)    Notices.    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to any Link Party:

      Link Energy LLC
      2000 W. Sam Houston Parkway South, Suite 400
      Houston, Texas 77042
      Attn: Tom M. Matthews
      Fax: (713) 402-2849

    Copy (which shall not constitute notice) to:

      Baker Botts L.L.P.
      One Shell Plaza
      910 Louisiana Street
      Houston, Texas 77002
      Attn: Charles Szalkowski
      Fax: (713) 229-7880
      Attn: Mike Bengtson
      Fax: (512) 322-8349

    If to the Plains Parties:

      Plains All American Pipeline, L.P.
      333 Clay Street, Suite 1600
      Houston, Texas 77210-4648
      Attn: Harry N. Pefanis, President
      Fax: 713-646-4378

    Copy (which shall not constitute notice) to:

      Plains All American Pipeline, L.P.
      333 Clay Street, Suite 1600
      Houston, Texas 77210-4648
      Attn: Lawrence J. Dreyfuss, Associate General Counsel
      Fax: 713-646-4216

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, but excluding electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient and if received after the recipient's normal business hours shall be deemed to have been received on the next Business Day. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

        (i)    Governing Law, Jurisdiction and Venue.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. MOREOVER, THE PARTIES IRREVOCABLY CONSENT TO THE PERSONAL JURISDICTION OF THE FEDERAL AND/OR STATE COURTS LOCATED IN HOUSTON, TEXAS, AND UNCONDITIONALLY AGREE THAT ANY AND ALL CLAIMS, DISPUTES AND/OR CONTROVERSIES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE ADJUDICATED IN THE FEDERAL AND/OR STATE COURTS LOCATED IN HOUSTON, TEXAS.

        (j)    Amendments and Waivers.    No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Plains (on behalf of the Plains Parties) and Link (on behalf of the Link Parties). No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (k)    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (l)    Fees and Expenses.    (i) Except as provided below, each of Plains (on behalf of the Plains Parties) and Link (on behalf of the Link Parties) will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all conveyance fees and recording charges shall be borne by the Plains Parties, other than recording charges incurred in connection with the release of Liens created by Indebtedness, which charges shall be borne by the Link Parties.

          (ii)   In the event that this Agreement is terminated by Link (on behalf of the Link Parties) pursuant to Section 9(a)(v), then Link shall promptly, but in no event later than the date of such termination, pay to Plains (on behalf of the Plains Parties) a fee equal to $5.0 million by wire transfer of same-day funds.

          (iii)  In the event this Agreement is terminated by Link (on behalf of the Link Parties) pursuant Section 9(a)(v) and within twelve months after the date of such termination, Link or any of its subsidiaries consummates a transaction that constitutes an Alternative Proposal, then Link shall pay Plains (on behalf of the Plains Parties) $7.5 million by wire transfer of same-day funds prior to the consummation of a transaction that constitutes an Alternative Proposal.

          (iv)  Link (on behalf of the Link Parties) and Plains (on behalf of the Plains Parties) acknowledge and agree that the agreements contained in Sections 11(l)(ii) and (iii) are an integral part of the transactions contemplated in this Agreement and in the Plan of Merger, and that, without these agreements, the Plains Parties would not enter into this Agreement. If Link fails promptly to pay the applicable fee pursuant to Sections 11(l)(ii) and/or (iii), and, in order to obtain such payment, Plains commences a suit that results in a judgment against Link in respect of any such payment, Link shall pay to Plains its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date any such payment was required to be made until the date of payment at the Specified Rate.

        (m)    Construction.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Except with respect to the allocation of assets and liabilities among the Parties which shall be governed exclusively by the Plan of Merger and the Canadian Asset Sale, in the event of any conflict or inconsistency between this Agreement and any other Transaction Agreement, the terms of this Agreement shall govern. The Parties acknowledge and agree that the terms contained in any Transaction Agreement (other than this Agreement) are not intended to modify (and shall not be interpreted to modify) any terms contained in this Agreement which directly address the matter in question.

        (n)    Subrogation.    For any liability assumed by any Plains Party pursuant to this Agreement or the Plan of Merger or upon payment of the amount of any liability or claim (including attorneys' fees and other costs of litigation) by any Plains Party pursuant to or as a result of this Agreement or the Plan of Merger, the Link Parties shall assign to such Plains Party and subrogate such Plains Party to, without payment of any further consideration, all rights and remedies of the Link Parties (other than those against the Plains Parties and their Affiliates, insurers, sureties and similar parties) in respect of the payment and shall provide all reasonable cooperation and assistance required by such Plains Party in making and prosecuting a claim for recovery against any party to the extent that payment is made by such Plains Party. The Link Parties shall not knowingly take any action to impair any such right or remedy of any Plains Party to recover any such payment made by such Plains Party. For any liability assumed by any Link Party pursuant to this Agreement or the Plan of Merger or upon payment of the amount of any liability or claim (including attorneys' fees and other costs of litigation) by any Link Party pursuant to or as a result of this Agreement or the Plan of Merger, the Plains Parties shall assign to such Link Party and subrogate such Link Party to, without payment of any further consideration, all rights and remedies of the Plains Parties (other than those against the Link Parties and their Affiliates, insurers, sureties and similar parties) in respect of the payment and shall provide all reasonable cooperation and assistance required by such Link Party in making and prosecuting a claim for recovery against any party to the extent that payment is made by such Link Party. The Plains Parties shall not knowingly take any action to impair any such right or remedy of any Link Party to recover any such payment made by such Link Party.

        (o)    Time is of the Essence.    Each Party acknowledges and agrees that time is of the essence in respect of all matters contemplated by or required pursuant to the terms of this Agreement.

        (p)    Joint Liability.    Notwithstanding anything herein to the contrary, the obligations of the Link Parties under this Agreement shall be joint and several. Notwithstanding anything herein to the contrary, the obligations of the Plains Parties under this Agreement shall be joint and several.

*****

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	Plains AAP, L.P., Its General Partner
	By:	Plains All American GP LLC, Its General Partner
	By:	/s/ HARRY N. PEFANIS
	Name:	Harry N. Pefanis
	Title:	President
PLAINS PIPELINE, L.P.
By:	Plains Marketing GP Inc., Its General Partner
	By:	/s/ HARRY N. PEFANIS
	Name:	Harry N. Pefanis
	Title:	President
PLAINS MARKETING, L.P.
By:	Plains Marketing GP Inc., Its General Partner
	By:	/s/ HARRY N. PEFANIS
	Name:	Harry N. Pefanis
	Title:	President
LINK ENERGY LLC
	By:	/s/ T.M. MATTHEWS
	Name:	T.M. Matthews
	Title:	Chairman and CEO
LINK ENERGY LIMITED PARTNERSHIP
By:	Link Energy General Partner LLC, Its General Partner
	By:	/s/ T.M. MATTHEWS
	Name:	T.M. Matthews
	Title:	Chairman and CEO
LINK ENERGY PIPELINE LIMITED PARTNERSHIP
By:	Link Energy General Partner LLC, Its General Partner
	By:	/s/ T.M. MATTHEWS
	Name:	T.M. Matthews
	Title:	Chairman and CEO
LINK ENERGY CANADA LIMITED PARTNERSHIP
By:	Link Energy General Partner LLC, Its General Partner
	By:	/s/ T.M. MATTHEWS
	Name:	T.M. Matthews
	Title:	Chairman and CEO
LINK ENERGY CANADA LTD
	By:	/s/ MOLLY M. SAMPLE
	Name:	Molly M. Sample
	Title:	Vice President and General Counsel

[Signature Page—PSA]

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  Exhibit 2.1
PURCHASE AND SALE AGREEMENT
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PURCHASE AND SALE AGREEMENT